Exhibit 10.1
LEASE
     This instrument is an indenture of lease by and between TWO FINANCIAL CENTER, LLC, a Delaware limited liability company (“Landlord”), and The Management Network Group, Inc. d/b/a TMNG Global, a Delaware corporation (“Tenant”).
     The parties to this Lease hereby agree with each other as follows:
ARTICLE I
SUMMARY OF BASIC LEASE PROVISIONS
1.1 INTRODUCTION
     As further supplemented in the balance of this instrument and its Exhibits, the following sets forth the basic terms of this Lease, and, where appropriate, constitutes definitions of certain terms used in this Lease.
1.2 BASIC DATA

Date:	August 16, 2010.

Present Mailing Address of Landlord:	c/o ASB Capital Management, LLC
7501 Wisconsin Avenue
Suite 200 East
Bethesda, MD 20814
Attn: Mandi Wedin

and:

c/o Lincoln Property Company
225 Franklin Street, 23rd Floor
Boston, MA 02110
Attn: John Miller

Rent Payment Address of Landlord:	Lincoln Property Company
225 Franklin Street, 23rd floor
Boston, MA 02110
Attn: Barbara Oddo

Present Mailing Address of Tenant:	The Management Network Group, Inc.
7300 College Blvd — Suite 302
Overland Park, KS 66210

Premises:	Approximately 11,763 rentable square feet of space on the eighth (8th) floor of the Building, as shown on Exhibit FP attached hereto.

Building:	The building known as Two Financial Center in Boston, Massachusetts, situated on the Lot.

Lot:	The real property described in Exhibit LOT.

Lease Term or Term:	Five (5) years and three (3) months.

Commencement Date:	February 1, 2011

Rent Commencement Date:	Three (3) months following the Commencement Date.

Base Rent:	Commencing on the Rent Commencement Date and throughout the initial Term, Tenant shall pay Base Rent as follows:

			Rent Per Square
Lease Year	Annual Base Rent	Monthly Base Rent	Foot of Premises
1	$382,297.50	$31,858.13	$32.50
2	$394,060.50	$32,838.38	$33.50
3	$405,823.50	$33,818.63	$34.50
4	$417,586.50	$34,798.88	$35.50
5	$429,349.50	$35,779.13	$36.50

Permitted Use:	First-class business offices and uses ancillary thereto to the extent permitted by applicable laws and codes and no other purpose or purposes.

Tenant’s Proportionate Share:	A ratio, the numerator of which is the number of rentable floor area in the Premises as compared to the total square feet of rentable floor area of the Building. Initially, Tenant’s Proportionate Share shall be 5.4%. From time-to-time during the term of the Lease, Tenant’s Proportionate Share shall be adjusted in the event of any increase or decrease in the total square footage of rentable floor area contained within the Premises and/or the Building, based upon the square footage of rentable floor area contained within the Premises as compared to the square footage of rentable floor area contained within the Building, as increased or decreased.

Base Tax Amount:	The Taxes (as defined in Section 4.2(a)) assessed for fiscal year ending June 30, 2011 (i.e. July 1, 2010 through June 30, 2011).

Base Operating Costs:	The Operating Costs (as defined in Section 4.3) for the calendar year 2011.

Business Days:	All days during the Term except Saturdays, Sundays, and days observed in the Commonwealth of Massachusetts as legal holidays.

Business Hours:	8:00 a.m. to 6:00 p.m. on all Business Days, and 8:00 a.m. to 1:00 p.m. on Saturdays.

Security Deposit Amount:	Cash or irrevocable letter of credit as set forth in Section 17.15 in the amount of three (3) months’ rent based on the Annual Base Rent for each lease year during the Term, subject to reduction as set forth in Section 17.15.

Broker(s):	CB Richard Ellis and Lincoln Property Company.
1.3 ENUMERATION OF EXHIBITS
EXHIBITS

FP:	Floor Plan Showing Tenant’s Premises

LOT:	Description of the Lot

CS:	Cleaning Specifications

RULES:	Rules and Regulations

L/C:	Form of Letter of Credit

ARTICLE II
DESCRIPTION OF PREMISES AND APPURTENANT RIGHTS
2.1 LOCATION OF PREMISES
     The Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises.
2.2 APPURTENANT RIGHTS AND RESERVATIONS
     Subject to the terms and conditions of this Lease, and except in the event of a casualty or eminent domain event, and subject to causes beyond Landlord’s reasonable control, Tenant will have access to the Premises on a twenty-four (24) hour per day, seven (7) days per week basis. Tenant shall have, as appurtenant to the Premises, rights to use in common with others entitled thereto the common facilities included in or serving the Building, including, common walkways, lobbies, hallways, ramps, stairways, elevators, and loading docks. Such rights shall be subject to reasonable rules and regulations from time to time established by Landlord, and to the right of Landlord to designate and to change from time to time the areas and facilities so to be used, provided that such changes do not unreasonably interfere with the use of the Premises for the Permitted Use.
     Not included in the Premises are the roof or ceiling, the floor and all perimeter walls of the space identified in Exhibit FP, except the inner surfaces thereof and the perimeter doors and windows. Tenant shall have the right to use one four (4) inch riser for telecommunications purposes at no cost to Tenant provided that any and all wiring shall be removed at the end of the Term. Landlord reserves the right to install, use, maintain, repair and replace in the Premises (but in such manner as not unreasonably to interfere with Tenant’s use of the Premises) utility lines, shafts, pipes, and the like, in, over and upon the Premises, provided that the same are located above the dropped ceiling (or, if there is no dropped ceiling, then within three (3) feet of the roof deck), below the floor surfaces or tight against demising walls or columns. Landlord agrees to repair any damage to the Premises caused by the installation of any such items. Such utility lines, shafts, pipes and the like shall not be deemed part of the Premises under this Lease. Landlord also reserves the right to alter or relocate any common facility, provided that substitutions are at least equivalent in quality and functional utility to the common facilities as of the date of this Lease.
2.3 PARKING
     So long as no Default of Tenant shall have occurred, Landlord will make available to Tenant during the Term following the Commencement Date, five (5) automobile parking permits in the garage in the Building (the “Garage”). The parking permit(s) referenced in this Section 2.3 shall be made available to Tenant for the first year following the Commencement Date at no cost to Tenant and thereafter commencing on the first anniversary of the Commencement Date at the then current prevailing rates for Building parking payable to Landlord or the Garage operator, as such rates may change from time to time. Any additional parking permit(s) requested by Tenant shall be made available to

Tenant on a first-come, first-served basis at the then current prevailing rates for Building parking payable to Landlord or the Garage operator, as such rates may change from time to time. Any failure to pay the parking charges provided in this Section within thirty (30) days of billing shall be treated as a Default of Tenant. The parking permit(s) shall be subject to the terms and conditions of the form of parking agreement from time to time used in connection with the operation of the Garage and shall be subject to the reasonable rules and regulations from time to time promulgated by Landlord or the Garage operator.
ARTICLE III
TERM OF LEASE; BUILDING; CONDITION OF PREMISES
3.1 TERM OF LEASE; DELIVERY OF POSSESSION
     The term of this Lease shall be the period specified in Section 1.2 hereof as the “Lease Term” commencing upon the Commencement Date specified in Section 1.2, unless earlier terminated as hereinafter provided.
3.2 CONDITION OF PREMISES
     (a) Tenant’s Improvements
     Landlord and Tenant have approved Tenant’s Preliminary Space Plan attached as Exhibit FP. Based on such space plan, Landlord will prepare detailed plans (the “Tenant Improvement Plans”) for the construction of Tenant’s improvements in the Premises using Building standard materials and quantities (the “Tenant Improvements”) and promptly deliver the same to Tenant. Within five (5) business days after delivery of the Tenant Improvement Plans or any revision thereof to Tenant, Tenant, acting reasonably, shall either approve the same or request changes therein (any such requested changes shall be consistent with Exhibit FP and Building standard specifications). If Tenant requests changes therein, Landlord shall revise the Tenant Improvement Plans and promptly submit the revised Tenant Improvement Plans to Tenant for Tenant’s approval or disapproval as provided in the preceding sentence. Any changes to the Tenant Improvement Plans requested by Tenant following Tenant’s approval of such plans shall be performed by Landlord at Tenant’s expense.
     Landlord’s general contractor shall obtain competitive bids from at least two subcontractors for each portion of the work (except for smaller portions of the work which Landlord or its general contractor determines appropriate not to bid) and shall award each such subcontract to the lowest bidder unless it has reasonable grounds to do otherwise.
     Except for installation of furniture, furnishings, movable equipment and the installation of telephone outlets (which must be performed by a telephone company at Tenant’s direction and expense) and the installation of telephone, television and computer cabling (which must be installed and removed in accordance with Rules and Regulations) and except for changes to the approved Tenant Improvement Plans described above in this Section 3.2, all work described in the approved Tenant Improvement Plans shall be performed by Landlord’s general contractor at Landlord’s expense.

     Tenant’s interior furnishings, i.e., specification, coordination, supply and installation of furniture, furnishings, telephone, computer and movable equipment, will be the responsibility of Tenant. Tenant’s installation of furnishings, and later changes or additions, shall be coordinated with any work being performed by Landlord in such manner as to maintain harmonious labor relations and so not to damage the Building or unreasonably interfere with Building operations.
     Tenant shall have access to the Premises during construction of the Tenant Improvements to permit Tenant to install its equipment when construction of the Tenant Improvements has been sufficiently completed for Tenant do so, provided the same shall not unreasonably interfere with Landlord’s construction of the Tenant Improvements.
     The Tenant Improvements shall be part of the Building and shall not be removed, except that at the expiration of this Lease Tenant shall remove such portions thereof as Landlord shall have specified at the time of preparation of the Tenant Improvement Plans.
     Landlord agrees to use reasonable efforts to substantially complete construction of the Tenant Improvements as provided in this Article IV on or before the Commencement Date, which date shall, however, be extended for a period equal to that of any delays in the substantial completion of the Tenant Improvements due to causes beyond Landlord’s reasonable control. The Tenant Improvements shall be constructed in accordance with all applicable legal requirements.
     Upon substantial completion of the Tenant Improvements, Landlord and Tenant shall prepare a punchlist of unfinished items. Landlord shall promptly complete such unfinished items.
     The Tenant Improvements shall be deemed substantially complete on the date on which (i) construction of the same shall have been substantially completed (with the exception of items that can be completed without material interference to the conduct of Tenant’s business in the Premises) and (ii) a certificate of occupancy (or sign off) shall have been issued by the City of Boston, provided, however, that the requirement of the issuance of a certificate of occupancy (or sign off) by the City of Boston shall be waived and substantial completion shall be deemed to have occurred if the same cannot be obtained or such construction has not been substantially completed due to delays caused by Tenant (each, a “Tenant Delay Event”), including, without limitation, change orders, lack of timely cooperation by Tenant, or action with respect to the Tenant Improvement Plans, long lead time items in the Tenant Improvement Plans or any other actions or inactions by Tenant that may prevent Landlord from completing (or that may delay) any construction to be performed by it or its general contractor. Within five (5) business days of a Tenant Delay Event (except as otherwise expressly provided below), Landlord shall notify Tenant in writing of the Tenant Delay Event. The failure of Landlord to notify Tenant of a Tenant Delay Event precludes Landlord from claiming Tenant-caused delays in substantial completion of Tenant Improvements, other than any delay by Tenant in reviewing or responding to Tenant Improvement Plans or any revision thereof, which delay shall automatically be a Tenant Delay Event without need for notice to Tenant.

3.3 EXTENSION OPTION
     Subject to the rights of KPMG LLP that exist as of the date of this Lease and provided no Default of Tenant has occurred hereunder and the original named Tenant is occupying the entirety of the Premises then demised hereunder both on the date such notice is given and on the commencement date of the Extension Term, Tenant may elect to extend the Lease Term for one (1) five-year period (the “Extension Term”), by giving Landlord notice of such election (the “Extension Notice”) not less than twelve (12) months before the expiration of the Lease Term. Such extension shall be upon all of the same terms, covenants, and conditions contained in this Lease, except that (a) Tenant shall have no further right to extend the Lease Term, (b) the Base Rent for the Extension Term shall be at a rate equal to the fair market rent for the Premises as of the commencement date of the Extension Term, and (c) Landlord shall have no obligation to make or pay for any improvements to the Premises or to pay any allowances or inducements of any kind.
     Fair market rent for the Premises shall be computed as of the commencement of the Extension Term and shall be at the then current annual rental charges, including provisions for subsequent increases and other adjustments, for extensions of existing leases then currently being negotiated or executed in comparable space and buildings located in downtown Boston. In determining fair market rent, the following factors, among others, shall be taken into account and given effect: size of the premises, condition of the premises, location and age of the Building, escalation charges, location of the premises, location and age of the Building, tenant improvements, concessions or inducements such as tenant improvement allowances, and lease term.
If Landlord and Tenant are unable to agree on the amount of such fair market rent by the date that is the later of thirty (30) days after the date of delivery of the Extension Notice or eleven (11) months before the expiration of the Lease Term, then the fair market rent shall be established by appraisal in the following manner. Within ten (10) days after the later of the two dates described in the preceding sentence, Landlord and Tenant shall each appoint one (1) qualified appraiser (as hereinafter defined) and the two (2) appraisers so appointed shall determine the fair market rent within seventy-five (75) days of the date of delivery of the Extension Notice. As used herein, the term “qualified appraiser” shall mean any independent unaffiliated person (a) who is employed by an appraisal firm of recognized competence in the greater Boston area and (b) who has not less than ten (10) years experience in appraising and valuing properties of the general location, type and character as the Premises. If either Landlord or Tenant fails to appoint an appraiser within such ten (10) day period, then the other party shall have the power to appoint the appraiser for the defaulting party. If the appraisers are unable to agree on the fair market rent within such seventy-five (75) day period, then they jointly shall appoint a third qualified appraiser within ten (10) days of the expiration of such seventy-five (75) day period, and within thirty (30) days thereafter all three appraisers shall meet and determine the fair market rent. If all three appraisers are unable unanimously to agree upon the fair market rent, then the first two appraisers simultaneously shall deliver their final fair market rent numbers to the third appraiser, and the third appraiser shall select one or the other number as the fair market rent numbers to the third appraiser, and the fair market rent so determined shall be conclusive and binding upon the Landlord and Tenant. Each party shall bear the cost of its appraiser, and the cost of the third appraiser shall be borne equally between the parties. Until such time as the fair market rent is so determined, from and after the commencement date of the Extension Term, Tenant shall pay Base Rent at Landlord’s appraiser’s initial designation of fair market rent, with an appropriate adjustment once the fair market rent has been determined.
3.4 RIGHT OF FIRST OFFER FOR EIGHTH FLOOR SPACE
     Reference is made to certain space that is contiguous to the Premises and on the eighth (8th) floor of the Building (the “First Offer Space”). Following the initial lease-up of the Building, but before thereafter entering into a lease for the First Offer Space with a third party (other than any current tenant or occupant of such space) and subject to the rights of KPMG LLP that exist as of the date of this Lease, Landlord shall notify Tenant of the terms on which Landlord intends to lease the space (“Landlord’s Notice”). Within five (5) business days after receipt of Landlord’s Notice, Tenant may, by written notice delivered to Landlord, (i) reject Landlord’s Notice, or (ii) reject Landlord’s Notice but unconditionally and irrevocably offer to lease such space from Landlord for its own use at an Annual Base Rate proposed in Tenant’s response and otherwise on the terms set forth in Landlord’s Notice, or (iii) unconditionally and irrevocably offer to lease such space from Landlord for its own use on the terms set forth in Landlord’s Notice (the failure by Tenant to timely respond as aforesaid being deemed Tenant’s rejection of Landlord’s Notice under clause (i)). The lease term of the First Offer Space shall be coterminous with the Term hereof.
     If Landlord’s Notice is rejected under clause (i) above (or deemed rejected by Tenant’s failure to timely respond), then Landlord may enter into any lease for such space.
     If Tenant timely offers to lease the space on alternative terms as set forth in clause (ii) above, then Landlord may, by written notice delivered within thirty (30) days of receipt thereof, accept or decline such offer (the failure to so respond being deemed Landlord’s election to decline Tenant’s offer). If such offer under clause (ii) is declined (or deemed declined), then, for a period of one year after Landlord’s receipt of Tenant’s offer, Landlord may enter into any lease for such space at an effective rent (after taking into account any tenant improvement allowance) greater than that set forth in Tenant’s offer. If, during such one-year period, Landlord desires to enter into a third-party lease at an effective rent less than or equal to the effective rent set forth in Tenant’s offer, Landlord shall deliver to Tenant a new Landlord’s Notice. If Landlord does not enter into any lease within such one-year period, Landlord shall re-commence the process under this Section before entering into a lease for the space.
     If Tenant timely offers to lease the space as set forth in clause (iii) above, then Landlord may, by written notice delivered within thirty days of receipt thereof, accept such offer or abandon the proposed lease (the failure to so respond being deemed Landlord’s election to abandon the proposed lease). If such offer is declined (or deemed declined), Landlord shall re-commence the process under this Section before entering into a new lease for the space.

     If Landlord timely accepts an offer by Tenant under this Section, the space shall, subject to the following paragraph below and without further action by the parties, be leased by Tenant on the accepted terms and otherwise on all of the terms of the Lease in effect immediately prior to such expansion, provided that, at the request of either party, Landlord and Tenant shall promptly execute and deliver an agreement confirming such expansion of the Premises and the estimated date the Premises are to be expanded pursuant to this Paragraph with a provision for establishing the effective date of such expansion based on actual delivery. Landlord’s failure to deliver, or delay in delivering, all or any part of the First Offer Space, for any reason, shall not give rise to any liability of Landlord, shall not alter Tenant’s obligation to accept such space when delivered, shall not constitute a default of Landlord, and shall not affect the validity of the Lease, except as hereafter provided. If Landlord is delayed more than 240 days in delivering the First Offer Space (as such outside delivery date is defined in an amendment to this Lease for the First Offer Space, and as such outside delivery date may be extended by notice from Landlord to Tenant from time to time), Tenant’s sole remedy shall be the right to decline acceptance of the First Offer Space and rescind any amendment to this Lease for the First Offer Space by delivering at least 30 days’ notice of the same to Landlord within five (5) business days following such outside delivery date (as the same may be extended), provided that if Landlord delivers the First Offer Space within such 30-day period, then Tenant’s notice shall not be effective, such amendment shall remain in full force and effect, and Tenant shall be obligated to accept the First Offer Space when delivered and commence paying rent for the First Offer Space at that time. If Landlord is delayed for less than such 240 day period (as the same may be extended) in delivering the First Offer Space, Tenant shall be obligated to accept such space when delivered and commence paying rent for the First Offer Space at that time.
     Notwithstanding any provision of this Section to the contrary, Tenant’s rights under this Section shall be void, at Landlord’s election, if (i) Tenant is in default hereunder, after any applicable notice and cure periods have expired, at any time prior to the time Tenant makes any election with respect to the First Offer Space under this Section or at the time the First Offer Space would be added to the Premises, or (ii) any assignment, subletting or other transfer of the Premises has occurred other than a permitted transfer under Section 7.7 hereunder. Tenant shall only have the right of first offer under this Section 3.4 during the initial Term and further, if there are less than two (2) lease years left in the initial Term at the time Tenant proposes to lease the First Offer Space, then Tenant may exercise its right to lease the First Offer Space only if Tenant has remaining, and exercises, the Extension Option under Section 3.3 for the Premises so that the Offered Space shall be leased by Tenant for more than a two (2) year term. Nothing in this Section shall be construed to grant to Tenant any rights or interest in any space in the Building, and any claims by Tenant alleging a failure of Landlord to comply herewith shall be limited to claims for monetary damages. Tenant may not assert any rights in any space nor file any lis pendens or similar notice with respect thereto.

ARTICLE IV
RENT
4.1 RENT PAYMENTS
     (a) The Base Rent (at the rates specified in Section 1.2 hereof), and the additional rent and other charges payable pursuant to this Lease (collectively the “Rent”) shall be payable by Tenant to Landlord in good funds at the Rent Payment Address of Landlord or such other place as Landlord may from time to time designate by notice to Tenant, without any demand, and without any counterclaim, offset or deduction, of any kind, whatsoever.
     (b) Commencing on the Rent Commencement Date and thereafter throughout the term of this Lease, Tenant shall pay Base Rent and the monthly installments of Tenant’s Proportionate Share of the Tax Excess (as hereinafter defined) and Tenant’s Proportionate Share of the Operating Costs Excess (as hereinafter defined) in advance on the first day of each and every calendar month. Additional rent and other charges payable pursuant to this Lease shall be payable at the times and in the manner set forth in this Lease.
     (c) The Base Rent and the monthly installments of Tenant’s Proportionate Share of the Tax Excess and Tenant’s Proportionate Share of the Operating Costs Excess for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis. Any other charges payable by Tenant on a monthly basis, as hereinafter provided, shall likewise be prorated.
     (d) Tenant shall pay to Landlord, upon request, as additional rent, a late charge equal to five percent (5%) of the amount of any Rent not paid within five (5) days of the date due hereunder.
     (e) Rent not paid within fifteen (15) days of the date due shall bear interest at a rate (the “Lease Interest Rate”) equal to the lesser of (i) the so-called base rate of interest charged from time to time by Bank of America (or its successors), plus three percent (3%) per annum or (ii) the maximum legally permissible rate, from the due date until paid.
     (f) Tenant hereby acknowledges and agrees that it has been represented by counsel of its choice and has participated fully in the negotiation of this Lease, that Tenant understands that the remedies available to Tenant in the event of a default by Landlord may be more limited than those that would otherwise be available to Tenant under the common law in the absence of certain provisions of this Lease, and that the so-called “dependent covenants” rule as developed under the common law (including, without limitation, the statement of such rule as set forth in the Restatement (Second) of Property, Section 7.1) shall not apply to this Lease or to the relationship of landlord and tenant created hereunder.

4.2 REAL ESTATE TAXES
     (a) The term “Taxes” shall mean all taxes and assessments (including, without limitation, assessments for public improvements or benefits and water and sewer use charges), and other charges or fees in the nature of taxes for municipal services which at any time during or in respect of the Lease Term may be assessed, levied, confirmed or imposed on or in respect of, or be a lien upon, the Building and/or the lot on which the Building is situated (the “Lot”), or any part thereof, or any rent therefrom or any estate, right, or interest therein, or any occupancy, use, or possession of such property or any part thereof, and ad valorem taxes for any personal property used in connection with the Building or Lot. As long as the 6A Contract (defined below) is in effect, “Taxes” shall also mean the amounts payable thereunder. Without limiting the foregoing, Taxes shall also include any payments made by Landlord in lieu of taxes and all business improvement district payments. Landlord agrees that Tenant’s share of any special assessment shall be determined (whether or not Landlord avails itself of the privilege so to do) as if Landlord had elected to pay the same in installments over the longest period of time permitted by applicable law and Tenant shall be responsible only for those installments (including interest accruing and payable thereon) or parts of installment that are attributable to periods within the Lease Term.
     “6A Contract” shall mean the contract dated June 22, 2007 between the City of Boston and 60 South Street, Limited Partnership pursuant to Section 6A of Chapter 121A of the Massachusetts General Laws which provides for certain payments in lieu of real estate taxes.
     Should the Commonwealth of Massachusetts, or any political subdivision thereof, or any other governmental authority having jurisdiction over the Building, (1) impose a tax, assessment, charge or fee, which Landlord shall be required to pay, by way of substitution for or as a supplement to such Taxes, or (2) impose an income or franchise tax or a tax on rents in substitution for or as a supplement to a tax levied against the Building and/or the Lot or any part thereof and/or the personal property used in connection with the Building and/or the Lot or any part thereof, all such taxes, assessments, fees or charges (“Substitute Taxes”) shall be deemed to constitute Taxes hereunder. Taxes shall also include, in the year paid, all fees and costs incurred by Landlord in seeking to obtain a reduction of, or a limit on the increase in, any Taxes, regardless of whether any reduction or limitation is obtained. Except as hereinabove provided with regard to Substitute Taxes, Taxes shall not include any inheritance, estate, succession, transfer, gift, franchise, net income or capital stock tax.
     The term “Tax Period” shall mean the then-applicable period of time with respect to which Taxes are required to be paid under applicable law. Thus, under the law presently in effect in the Commonwealth of Massachusetts, “Tax Period” means the period from July 1 of a calendar year to June 30 of the subsequent calendar year. If and to the extent that any Tax Period contains less than twelve (12) complete calendar months, then the Base Tax Amount shall be reduced on a pro rata basis.

     (b) If the Taxes during any Tax Period exceed the Base Tax Amount, then Tenant shall pay to Landlord, as additional rent, Tenant’s Proportionate Share of such excess (the “Tax Excess”). The Tenant shall pay to Landlord, together with monthly payments of Base Rent, pro rata monthly installments on account of the projected Tax Excess for each Tax Period, in amounts reasonably calculated by Landlord from time to time with an adjustment made after the close of the Tax Period to account for the actual Tax Excess for such Tax Period. If the total of such monthly installments paid by Tenant with respect to any Tax Period is greater than Tenant’s Proportionate Share of the actual Tax Excess for such Tax Period, then Tenant shall be entitled to a credit against Tenant’s monthly installment payments on account of the projected Tax Excess hereunder in the amount of such difference or, if the Lease Term has expired and Tenant has no outstanding monetary obligations to Landlord, then Landlord shall promptly pay such amount to Tenant. If the total of such monthly installments actually paid by Tenant is less than Tenant’s Proportionate Share of the actual Tax Excess for such Tax Period, then Tenant shall pay to Landlord, as additional rent, the amount of such difference within thirty (30) days after Tenant receives Landlord’s invoice therefor.
     (c) If any Taxes with respect to which Tenant shall have paid Tenant’s Proportionate Share of the Tax Excess shall be adjusted to take into account any abatement or refund, then Tenant shall be entitled to a credit against rental obligations hereunder, in the amount of Tenant’s Proportionate Share of such abatement or refund less Landlord’s costs or expenses, including, without limitation, appraisal and attorneys’ fees, of securing such abatement or refund or, if the Lease Term has expired and Tenant has no outstanding monetary obligations to Landlord, Landlord shall promptly pay such amount to Tenant, but such credit shall in no event exceed the amount originally paid by Tenant. Tenant shall not apply for any real estate tax abatement or refund without the express prior written consent of Landlord.
     (d) Tenant shall pay or cause to be paid, prior to delinquency, any and all taxes and assessments levied upon all trade fixtures, inventories and other personal property placed in and upon the Premises by Tenant.
4.3 OPERATING COSTS
     If the Operating Costs (as hereinafter defined) during any lease year exceed the Base Operating Costs, then Tenant shall pay to Landlord, as additional rent, Tenant’s Proportionate Share of such excess (the “Operating Costs Excess”). The Tenant shall pay to Landlord pro rata monthly installments on account of the projected Operating Costs Excess for each lease year in amounts reasonably calculated from time to time by Landlord, with an adjustment made after the close of the lease year to account for the actual Operating Costs Excess for such lease year. If the total of such monthly installments paid by Tenant with respect to any lease year is greater than Tenant’s Proportionate Share of the actual Operating Costs Excess for such lease year, then Tenant shall be entitled to a credit against Tenant’s monthly installments on account of projected Operating Costs Excess hereunder in the amount of such difference or, if the Lease Term has expired and Tenant has no outstanding monetary obligations to Landlord, then Landlord shall promptly pay such amount to Tenant. If the total of such monthly installments actually paid by Tenant is less than Tenant’s Proportionate Share of the actual Operating Costs Excess for such lease year, then Tenant shall pay to Landlord the amount of such difference, as additional rent, within thirty (30) days after Tenant receives Landlord’s invoice therefor.
     As used in this Lease, the term “lease year” shall mean each calendar year (or part thereof) in which any part of the Term occurs.
     As used in this Lease, the term “Operating Costs” shall mean all costs and expenses incurred by Landlord in connection with operating, insuring, repairing, equipping, maintaining, replacing, managing, cleaning and protecting (collectively, “the Operation”) the Building, the Building heating, ventilating, electrical, plumbing, and other systems, and the Lot (collectively, “the Property”), including, without limitation, the following:
          (1) All expenses incurred by Landlord or its agents which shall be related to employment of day and night supervisors, janitors, handymen, carpenters, engineers, mechanics, electricians, plumbers, guards, cleaners and other personnel (including amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and similar taxes, workmen’s compensation insurance, disability benefits, pensions, hospitalization, retirement plans and group insurance, uniforms and working clothes and the cleaning thereof, and expenses imposed on Landlord or its agents pursuant to any collective bargaining agreement), for services in connection with the Operation of the Property, and personnel engaged in supervision of any of the persons mentioned above; provided, however, that the costs of employing personnel who work less than full-time in connection with the Operation of the Property shall be equitably adjusted;
          (2) The cost of services, materials and supplies furnished or used in the Operation of the Property, including, without limitation, the cost to perform Landlord’s obligations pursuant to Section 8.2 and Article IX of this Lease;
          (3) The amounts paid to managing agents and for legal and other professional fees relating to the Operation of the Property, but excluding such fees paid in connection with (x) negotiations for or the enforcement of leases; and (y) seeking abatements of Taxes; provided, however, that management fees shall not exceed prevailing market rates;
          (4) Insurance premiums;
          (5) Costs for electricity, steam, and other utilities not billed or separately charged to tenants of the Building;
          (6) Water and sewer use charges;
          (7) The costs of snow-plowing and removal and landscaping;
          (8) Amounts paid to independent contractors for services, materials and supplies furnished for the Operation of the Property; and

          (9) All other expenses incurred arising out of or in connection with the Operation of the Property.
     If Landlord shall make a capital expenditure (determined under generally accepted accounting principles) for the purpose of (i) reducing or conserving the use of energy in the Building or reducing other Operating Costs pursuant to a reasonable cost-benefit analysis that justifies such capital expenditure or (ii) complying with any building code or other law, regulation or legal requirement, the annual amortization of such capital expenditure amortized over the useful life thereof (as reasonably determined by Landlord) with interest at two points above the so-called base rate or prime rate from time to time announced by Bank of America shall be included in Operating Costs, provided that, in the event Landlord’s estimate of the annual savings from a capital expenditure intended to reduce Operating Costs shall exceed such annual amortization, Operating Costs shall include, in lieu of such amortization, Landlord’s estimate of such annual savings until the cost of such capital expenditure shall have been completely amortized.
     If during all or part of any lease year, Landlord is not performing or furnishing any item to any portion of the Building (the cost of which, if performed or furnished by Landlord to such portion of the Building would constitute a part of Operating Costs) (a) as a result of such portion of the Building not then being occupied or leased, (b) as a result of such item not being required or desired by a tenant, (c) as a result of any tenant itself obtaining or providing such item, or (d) for any other reason, whether similar or dissimilar to the foregoing, then Operating Costs shall be deemed to be increased by an amount equal to the additional costs and expenses which would reasonably have been incurred during such period by Landlord if it had performed or furnished such item to 95% of the rentable area of the Building.
     Operating Costs may be incurred directly or by way of reimbursement, and shall include taxes applicable thereto.
     The following shall be excluded from Operating Costs:
          (1) Capital expenditures except as provided above.
          (2) Employees of Landlord above the level of Building General Manager;
          (3) Costs and expenses which are properly allocable to other properties of Landlord (e.g., where a service is provided at a single cost to both the Property and another property of Landlord), with said allocation to be determined and calculated by Landlord in its reasonable discretion to exclude the costs fairly attributable to such other property;
          (4) Expenses relating to tenants’ alterations;
          (5) Interest on indebtedness;

          (6) Expenses for which Landlord, by the terms of this Lease, makes a separate charge;
          (7) Ad valorem real estate taxes;
          (8) The cost of electricity or other utilities furnished to other tenants of the Building, to the extent separately billed to tenants; and
          (9) Leasing fees or commissions.
ARTICLE V
USE OF PREMISES
5.1 PERMITTED USE
     Tenant agrees that the Premises shall be used and occupied by Tenant only for the purposes specified as the Permitted Use thereof in Section 1.2 of this Lease, and for no other purpose or purposes.
     The Tenant shall comply and shall cause its employees, agents, and invitees to comply with the Rules and Regulations attached to this Lease as Exhibit Rules and such other reasonable rules and regulations as Landlord shall from time to time establish for the proper regulation of the Building and the Lot, provided that Landlord gives Tenant reasonable advance notice to Tenant of such other rules and regulations.
5.2 COMPLIANCE WITH LAWS
     Tenant agrees that no trade or occupation shall be conducted in the Premises or use made thereof which will be unlawful, improper, or contrary to any law, ordinance, by-law, code, rule, regulation or order applicable in the municipality in which the Premises are located or which will disturb the quiet enjoyment of the other tenants of the Building. Tenant shall obtain any and all approvals, permits, licenses, variances and the like from governmental or quasi-governmental authorities, including without limitation any Architectural Access Board and Board of Fire Underwriters (collectively, “Approvals”) which are required for Tenant’s use of the Premises, including, without limitation, as may be required to perform any construction work and installations, alterations, or additions made by Tenant to, in, on, or about the Premises; provided, however, that Tenant shall not seek or apply for any Approvals without first having given Landlord a reasonable opportunity to review any applications for Approvals and all materials and plans to be submitted in connection therewith and obtaining Landlord’s written consent. In any event, Tenant shall be responsible for all costs, expenses, and fees in connection with obtaining all Approvals. Without limiting the general application of the foregoing, Tenant shall be responsible for compliance of the Premises, including, without limitation, any alterations it may make to the Premises, with the requirements of the Americans with Disabilities Act (42 U.S.C. Section 12101 et seq.) and the regulations and Accessibility Guidelines for Buildings and Facilities issued pursuant thereto, as the same may be amended from time to time (collectively, the “ADA”). Landlord shall be responsible for the compliance of the common areas of the Building and Lot with the requirements of the ADA except to the extent the need for such compliance shall arise from any work or construction performed by Tenant or from Tenant’s particular use of the Premises. Tenant’s inability to obtain or delay in obtaining any such Approval shall in no event reduce, delay, or terminate Tenant’s rental, payment, and performance obligations hereunder. Without limiting the generality of the foregoing, Tenant shall, at its own cost and expense, (i) make all installations, repairs, alterations, additions, or improvements to the Premises required by any law, ordinance, by-law, code, rule, regulation or order of any governmental or quasi-governmental authority; (ii) keep the Premises equipped with all required safety equipment and appliances; and (iii) comply with all laws, ordinances, codes, rules, regulations, and orders and the requirements of Landlord’s and Tenant’s insurers applicable to the Premises, Building and Lot. Tenant shall not place a load upon any floor in the Premises exceeding the lesser of (a) the floor load per square foot of area which such floor was designed to carry as certified by Landlord’s architect and (b) the floor load per square foot of area which is allowed by law. Landlord reserves the right to prescribe the weight and position of all business machines and mechanical equipment, including safes, which shall be placed in the Premises so as to distribute the weight.
5.3 INSURANCE RISKS
     Tenant shall not permit any use of the Premises which will make voidable or, unless Tenant pays the extra insurance premium attributable thereto as provided below, increase the premiums for any insurance on the Building or which shall be contrary to any law or regulation from time to time established by the New England Fire Insurance Rating Association (or any successor organization) or which shall require any alteration or addition to the Building. Tenant shall, within thirty (30) days after written demand therefor, reimburse Landlord and all other tenants for the costs of all extra insurance premiums caused by Tenant’s use of the Premises. Any such amounts shall be deemed to be additional rent hereunder.
5.4 ELECTRICAL EQUIPMENT
     Tenant shall not, without Landlord’s written consent in each instance, connect to the electrical distribution system any fixtures, appliances, or equipment which will operate individually or collectively at a wattage in excess of the capacity of the electrical system serving the Premises (6 watts per square foot), and Landlord may audit Tenant’s use of electric power to determine Tenant’s compliance herewith. If Landlord, in its sole discretion, permits such excess usage, Tenant will pay, as additional rent, for the cost of power necessary to accommodate such usage, together with the cost of installing any additional risers, meters, and/or other facilities that may be required to furnish and/or measure such excess power to the Premises.
5.5 TENANT’S OPERATIONAL COVENANTS
     (a) Affirmative Covenants
          In regard to the use and occupancy of the Premises, Tenant will at its expense: (1) keep the inside and outside of all glass in the doors and windows of the Premises reasonably clean and replace promptly any cracked or broken glass with glass of similar or like quality; (2) maintain the Premises in a clean, orderly and sanitary condition and free of insects, rodents, vermin and other pests; (3) keep any garbage, trash, rubbish or other refuse in vermin-proof containers within the interior of the Premises until removed; (4) keep all mechanical apparatus free of vibration and loud noise which may be transmitted beyond the Premises; and (5) comply with and observe all rules and regulations established by Landlord from time to time.
     (b) Negative Covenants
          In regard to the use and occupancy of the Premises and common areas, Tenant will not: (6) place or maintain any trash, refuse or other articles in any vestibule or entry of the Premises, on the sidewalks or corridors adjacent thereto or elsewhere so as to obstruct any corridor, stairway, sidewalk or common area; (7) permit undue accumulations of garbage, trash, rubbish or other refuse within or without the Premises; (8) cause or permit objectionable odors to emanate or to be dispelled from the Premises; (9) commit, or suffer to be committed, any waste upon the Premises or any public or private nuisance or other act or thing which may disturb the quiet enjoyment of any other tenant or occupant of the Building, or use or permit the use of any portion of the Premises for any unlawful purpose; or (10) park trucks or other vehicles in a manner that will block access to the loading docks serving the Building, except when Tenant is actively using such loading docks.
5.6 SIGNS
     Tenant shall not place any signs, placards, or the like on the Building or in the Premises that will be visible from outside of the Premises (including without limitation both interior and exterior surfaces of the windows). Landlord agrees to maintain a building directory in the lobby of the Building on which will be placed Tenant’s name and the location of the Premises within the Building. There shall be no charge for the initial listings on said directories. However, Tenant shall pay to Landlord, as additional rent, within thirty (30) days after receipt of Landlord’s invoice therefor, the costs and expenses of revising or replacing Tenant’s directory signage.
5.7 HAZARDOUS MATERIALS
     The Tenant shall not use, handle, transport, store, or dispose of any oil, hazardous or toxic substances, materials or wastes (collectively “Hazardous Materials”) in, under, on or about the Premises, the Building and/or the Lot except for usual and customary commercial cleaners which contain Hazardous Materials; provided, that (i) such cleansers, office supplies and products are ordinarily and customarily used in the ordinary course of first-class business offices and (ii) any such use is in strict compliance with all applicable laws, regulations, codes, orders, by-laws, ordinances and guidelines. Without limiting the foregoing, any Hazardous Materials in the Premises, and all containers therefor, shall be used, kept, stored and disposed of with due care and in conformity with all applicable laws, ordinances, codes, rules, regulations and orders of governmental authorities. If the transportation, storage, use, handling, or disposal of Hazardous Materials in the Premises, the Building, the Lot or anywhere on the Property arising out of or resulting from the acts or omissions of Tenant or its agents, employees, contractors, invitees, guests or others acting by, through or under Tenant, or Tenant’s use of the Premises, results in (1) contamination of the soil, air, surface or ground water or (2) loss, damage or harm to person(s) or property, then Tenant agrees (i) to notify Landlord immediately of any contamination, claim of contamination, loss or damage, (ii) after consultation with and approval by Landlord, to clean up all contamination in full compliance with all applicable statutes, regulations and standards, and (iii) to indemnify, defend and hold Landlord harmless from and against any claims, suits, causes of action, costs and fees, including, without limitation, attorneys’ fees, arising from or connected with any such contamination, claim of contamination, loss or damage. The provisions of this Section 5.7 shall survive the expiration or termination of this Lease. No consent or approval of Landlord shall in any way be construed as imposing upon Landlord any liability for the means, methods, or manner of removal, containment or other compliance with applicable law for and with respect to the foregoing. The terms of this Section 5.7 shall apply to any transportation, handling, storage, use or disposal of Hazardous Materials irrespective of whether Tenant has obtained Landlord’s consent therefor.
ARTICLE VI
INSTALLATIONS, ALTERATIONS, AND ADDITIONS
6.1 (a) Tenant shall not make any alterations, additions, improvements, or other physical changes in, about or to the Premises (collectively, “Alterations”) (other than decorative Alterations such as painting, wall coverings and carpeting) without Landlord’s prior consent in each instance. Without limiting the foregoing, Landlord shall not unreasonably withhold its consent to Alterations so long as such Alterations (i) are non-structural and do not affect the Building systems, (ii) are performed only by Landlord’s designated contractors or by contractors or mechanics approved by Landlord to perform such Alterations, (iii) affect only the Premises, and (iv) are in compliance with all applicable Requirements.
     (b) Prior to making any Alterations, Tenant, at its expense, shall (i) submit to Landlord for its written approval, detailed plans and specifications (including layout, architectural, mechanical, electrical, plumbing, sprinkler and structural drawings) of each proposed Alteration, (ii) obtain all permits, approvals and certificates required by any governmental authorities, (iii) furnish to Landlord duplicate original policies or certificates of worker’s compensation insurance (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such Alteration), commercial general liability (including property damage coverage) and builder’s risk insurance coverage (issued on a completed value basis) all in such form, with such companies, for such periods and in such amounts as Landlord may reasonably require, naming Landlord, Landlord’s managing agent, and their respective employees and agents, and any mortgagee as additional insureds, and (iv) furnish to Landlord such other evidence of Tenant’s ability to complete and to fully pay for such Alterations as is reasonably satisfactory to Landlord, and, if requested by Landlord, Tenant shall furnish to Landlord prior to commencement of any such work a bond or other security acceptable to Landlord assuring that any work by Tenant will be completed in accordance with the approved plans and specifications and fully paid for. Upon Tenant’s request, Landlord shall exercise reasonable efforts to cooperate with Tenant in obtaining any permits, approvals or certificates required to be obtained by Tenant in connection with any permitted Alteration (if the provisions of the applicable laws, requirements, regulations, rules, codes, or guidelines (each, a “Requirement”) require that Landlord join in such application), provided Landlord shall incur no cost, expense or liability in connection therewith.
     (c) Within ten (10) Business Days following completion of any Alterations, Tenant, at its expense, shall obtain and deliver to Landlord: (i) copies of paid invoices covering all of the Alterations, (ii) final waivers of lien from all contractors, subcontractors and material suppliers performing work or providing material in connection with the Alterations, (iii) proof of the satisfactory completion of all required inspections and the issuance of any required approvals and sign-offs by Governmental Authorities with respect thereto, (iv) “as-built” plans and specifications for such Alterations, (v) a written certification in the form of the AIA Document G702 (or, if such document is no longer in use, such other form as Landlord shall reasonably approve) from Tenant’s architect stating that (A) the Alterations have been completed in accordance with the plans and specifications approved by Landlord, (B) such work has been paid in full by Tenant, and (C) all contractors, subcontractors and materialmen have delivered to Tenant waivers of lien with respect to such work (copies of which shall be included with such architect’s certification), and (vi) such other documents and information as Landlord may reasonably request.
     (d) All Alterations shall be performed (a) in a good and first-class workmanlike manner and free from defects, (b) in accordance with the plans and specifications approved by Landlord, and by contractors approved by Landlord, (c) excepting only decorative alterations, under the supervision of a licensed architect reasonably satisfactory to Landlord, and (d) in compliance with all Requirements, the terms of this Lease, all procedures and regulations then prescribed by Landlord for coordinating all work performed in the Building. All materials and equipment to be used in the Premises shall be of first quality and at least equal to the applicable standards for the Building then established by Landlord, and no such materials or equipment shall be subject to any lien or other encumbrance.
     (e) All voice, data, video, audio and other low voltage control transport system cabling and/or cable bundles installed in the Building by Tenant or its contractor shall be (i) plenum rated and/or have a composition makeup suited for its environmental use in accordance with NFPA 70/National Electrical Code; (ii) labeled every 3 meters with Tenant’s name and origination and destination points; (iii) installed in accordance with all EIA/TIA standards and the National Electric Code; and (iv) installed and routed in accordance with a routing plan shown “as built” or “as installed” configurations of cable pathways, outlet identification numbers, locations of all wall, ceiling and floor penetrations, riser cable routing and conduit routing (if applicable), and such other information as Landlord may request. The routing plan shall be available to Landlord and its agents at the Building upon request.
     (f) All personal property, trade fixtures and other movable equipment (“Tenant’s Property”) shall be and remain the property of Tenant and Tenant may remove the same at any time on or before the expiration date. Tenant shall repair and restore, in a good and workmanlike manner, any damage to the Premises or the Building resulting from or caused by Tenant’s removal of any Tenant’s Property and if Tenant fails to do so, Tenant shall reimburse Landlord, on demand, for Landlord’s cost of repairing and restoring such damage. Any Tenant’s Property not removed as of the expiration date shall be deemed abandoned and Landlord may remove and dispose of same, and repair and restore any damage caused thereby, at Tenant’s cost and without liability to or recourse by Tenant or anyone claiming by, through or under Tenant. The foregoing provisions shall survive the expiration or earlier termination of this Lease.
     (g) All contractors and subcontractors at any tier performing any construction, repair, refurbishment or restoration (“Work”) in the Building, including, without limitation, tenant improvements, build-out, alterations, additions, improvements, renovations, repairs, remodeling, painting and installations of fixtures, mechanical, electrical, plumbing, data, security, telecommunication, low voltage or elevator equipment or systems or other equipment, or with respect to any other construction work in, on, or to the Building (including Work performed by any person providing any services to the Building such as DSL, cable, communications, telecommunications or similar services) are required to be approved in advance by ASB Capital Management, LLC, on behalf of Landlord (“ASB”) and the business manager of the applicable local AFL-CIO Building and Construction Trades Council. ASB will only approve such contractors or subcontractors that: (i) are bound by and signatory to a collective bargaining agreement with a labor organization (a) whose jurisdiction covers the type of work to be performed at the Building, and (b) that is an Approved Building Trades Department Contractor or Subcontractor; and (ii) observe area standards for wages and other terms and conditions of employment, including fringe benefits. For purposes hereof, an “Approved Building Trades Department Contractor or Subcontractor” is a contractor or subcontractor that is currently affiliated with the Building and Construction Trades Department of the AFL-CIO (the “BCTD”) or, if no such BCTD-affiliated contractor or subcontractor is available for a particular trade (e.g., carpentry work), a contractor or subcontractor that is affiliated with a national trade union which was formerly affiliated with the BCTD and which recognizes (and will recognize and respect, for its work at the Building), the jurisdictional limitations established by the local BCTD. Further, Tenant shall comply with any contractor selection and payment policy promulgated by Landlord from time to time. Upon the request of Landlord, each such contractor and subcontractor shall provide written certification that all work performed by such contractor or subcontractor was performed in compliance with this policy. Contractors may not engage any subcontractor that does not satisfy the provisions of clauses (i) and (ii) above. If at any time a contractor or subcontractor does not satisfy clauses (i) and (ii) above, such contractor or subcontractor shall not be considered to be approved by Landlord.
     (h) Tenant, at its expense, shall discharge any lien or charge filed against the Premises and/or the Property (or any part thereof) arising out of or resulting from any work claimed to have been done by or on behalf of, or materials claimed to have been furnished to, Tenant, within 10 days after Tenant’s receipt of notice thereof.
     (i) Tenant shall pay promptly to Landlord or its designee, upon demand, all reasonable out-of-pocket costs actually incurred by Landlord in connection with Tenant’s

Alterations including costs incurred in connection with (a) Landlord’s review of the Alterations (including review of requests for approval thereof) and (b) the provision of Building personnel during the performance of any Alteration to operate elevators or otherwise to facilitate any Alterations. In addition, if Tenant’s Alterations shall cost more than $25,000.00, Tenant shall pay to Landlord or its designee, upon demand, an administrative fee at the then-market rate, in respect of the performance of such Alterations and the scheduling of equipment, facilities and personnel in connection therewith, provided that such administrative fee shall not be applied to the initial Tenant Improvements. As of the Date of this Lease set forth in Section 1.2, the market rate for the administrative fee described in the preceding sentence is three percent (3%) of the total cost of the Alterations.
     (j) The approval of plans or specifications, or consent by Landlord to the making of any Alterations, shall not constitute Landlord’s agreement or representation that such plans, specifications or Alterations comply with any applicable codes, laws, rules, regulations, ordinances, or by-laws. Landlord shall have no liability to Tenant or any other party in connection with Landlord’s approval of any plans and specifications for any Alterations, or Landlord’s consent to Tenant’s performing any Alterations.
ARTICLE VII
ASSIGNMENT AND SUBLETTING
7.1 PROHIBITION
     Notwithstanding any other provision of this Lease, Tenant shall not, directly or indirectly, assign, mortgage, pledge or otherwise transfer, voluntarily or involuntarily, this Lease or any interest herein or sublet (which term without limitation, shall include granting of concessions, licenses, and the like) or allow any other person or entity to occupy the whole or any part of the Premises, without, in each instance, having first received the express consent of Landlord. Except as provided in Section 7.7, any assignment, mortgage, pledge, transfer of this Lease or subletting of the whole or any part of the Premises by Tenant without Landlord’s express consent shall be invalid, void and of no force or effect. This prohibition includes, without limitation, any assignment, subletting, or other transfer which would occur by operation of law, merger, consolidation, reorganization, acquisition, transfer, or other change of Tenant’s corporate, ownership, and/or proprietary structure, including, without limitation, a change in the partners of any partnership, a change in the members and/or managers of any limited liability company, and/or the sale, pledge, or other transfer of any of the issued or outstanding capital stock of any corporate Tenant.
     In any case where Landlord shall consent to any assignment or subletting, the Tenant originally named herein shall remain fully liable for all obligations of Tenant hereunder, including, without limitation, the obligation to pay the rent and other amounts provided under this Lease and such liability shall not be affected in any way by any future amendment, modification, or extension of this Lease or any further assignment, other transfer, or subleasing and Tenant hereby irrevocably consents to any and all such transactions. It shall be a condition of the validity of any permitted assignment or subletting that the assignee or sublessee agree directly with Landlord, in form reasonably satisfactory to Landlord, to be bound by all obligations of Tenant hereunder, including, without limitation, the obligation to pay all Rent and other amounts provided for under this Lease and the covenant against further assignment or other transfer or subletting.
7.2 FURTHER ASSIGNMENT AND SUBLETTING
     Landlord’s consent to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord’s express consent to any further assignment or subletting. In no event shall any permitted subtenant or assignee assign or encumber its sublease or further sublet any portion of the Premises, or otherwise suffer or permit any portion of the Premises to be used or occupied by others.
7.3 NOTICE OF ASSIGNMENT OR SUBLEASE; TERMINATION RIGHTS
     If Tenant desires to assign this Lease or sublet all or any portion of the Premises, then Tenant shall give notice thereof to Landlord, which notice shall be accompanied by (a) the date Tenant desires the assignment or sublease to be effective, (b) the material business terms on which Tenant would assign this Lease or sublet all or such portion of the Premises, and (c) in the case of a sublease, a description of the portion of the Premises to be sublet. Such notice shall also include (i) a true and complete statement reasonably detailing the identity of the proposed assignee or subtenant, the nature of its business, and its proposed use of the Premises, (ii) current financial information with respect to the proposed assignee or subtenant, including, without limitation, its most recent financial statements, and (iii) such other information Landlord may reasonably request.
     If Tenant desires either (x) to assign the Lease, (y) to sublet all or any portion of the Premises for the remainder of the Term, or (z) to sublet fifty percent (50%) or more of the Premises, such notice shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) shall be granted the right, at Landlord’s option, to terminate this Lease with respect to all or such portion of the Premises affected by any such sublet, upon the terms and conditions hereinafter set forth. Such option may be exercised by notice from Landlord to Tenant within forty-five (45) days after Landlord’s receipt of Tenant’s notice. If Landlord exercises its option to terminate this Lease pursuant to the foregoing provisions, then (a) this Lease shall end and expire on the date that such assignment or sublease was to commence (as if such date were the expiration date of the term hereof), (b) Rent shall be apportioned, paid or refunded as of such date, (c) Tenant, upon Landlord’s request, shall enter into an agreement confirming such termination, and (d) Landlord shall be free to lease the Premises or any part thereof, to any person or persons, including, without limitation, to Tenant’s prospective assignee or subtenant.
7.4 CONSENT TO ASSIGNMENT OR SUBLEASE
     If Landlord shall not exercise Landlord’s option to terminate all or a portion of this Lease as aforesaid, and provided that no Default of Tenant has occurred hereunder, then, subject to the following provisions, Landlord’s consent to the proposed assignment or subletting shall not be unreasonably withheld or delayed. Tenant shall, upon demand, reimburse Landlord for all expenses incurred by Landlord in connection with such assignment or sublease, including, without limitation, all legal fees and expenses reasonably incurred by Landlord in connection with the granting of any requested consent.
     In no event shall Landlord be considered to have withheld its consent unreasonably to any proposed assignment or subletting if:
          (1) the proposed assignee or subtenant is not a reputable person or entity of good character with sufficient financial means to perform all of its obligations under this Lease or the sublease, as the case may be, and/or Landlord has not been furnished with reasonable proof thereof;
          (2) the proposed assignee or sublessee may, in Landlord’s reasonable determination, use the Premises for (a) a use which does not comply with the conditions and restrictions set forth in this Lease, or (b) a use which could overburden the Premises, the Building, the parking areas or other common areas on the Property, or (c) a use which could cause an increase in the insurance premiums payable with respect to the Property or in the Operating Costs;
          (3) the proposed assignee or subtenant is a person or entity (or affiliate of a person or entity) with whom Landlord or Landlord’s agent is then or has been within the prior six months negotiating in connection with the rental of space in the Building;
          (4) the form of the proposed sublease or instrument of assignment is not reasonably satisfactory to Landlord;
          (5) after such assignment or sublease, there shall be more than two subtenants of the Premises;
          (6) the proposed subtenant or assignee shall be entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the proposed assignee or subtenant agrees to waive such diplomatic or sovereign immunity, and/or shall not be subject to the service of process in, and the jurisdiction of the courts of, the Commonwealth of Massachusetts.
          (7) The proposed assignee or sublessee shall be an employment agency or a domestic or foreign governmental or quasi-governmental entity or agency.
          (8) any mortgagee whose consent to such assignment or sublease is required fails to consent thereto; or
          (9) a lawsuit is then pending or threatened between Landlord or any affiliate of Landlord or any affiliate of Landlord and the proposed assignee or subtenant (or affiliates thereof).
     If a Default of Tenant shall occur at any time prior to the effective date of such assignment or subletting, then Landlord’s consent thereto, if previously granted, shall be immediately deemed revoked without further notice to Tenant, and such consent shall be void and without force and effect, and such assignment or subletting shall constitute a further Default of Tenant hereunder.
     Notwithstanding any term or provision of this Lease to the contrary, Tenant shall not sublease all or any portion of the Premises or assign this Lease to, or permit all or any portion of the Premises to be used or occupied by, any of the following nine entities or any person or entity then controlling, controlled by or under common control with any of such entities or any then successors thereto: (i) Deloitte & Touche, (ii) Ernst and Young, (iii) PricewaterhouseCoopers, (iv) Grant Thornton, (v) BDO Seidman, (vi) Vitale Caturano, (vii) Tofias, (viii) McGladrey and Pulen and (ix) Carlin Charoon & Rosen. The foregoing sentence shall not prohibit (subject to receipt of Landlord’s consent as provided above) any merger or sale of Tenant with or to, or the purchase by Tenant of, any of such nine entities or their successors, provided that none of Deloitte and Touche, Ernst & Young or PricewaterhouseCoopers, or any successor thereto, (x) does business at the Building under the name Deloitte & Touche, Ernst & Young or Pricewaterhouse Coopers (or the name of their respective successors) or has any such names displayed in any elevator lobby, elevator or other public areas in and around the Building or (y) is the surviving entity in connection with any such merger or sale unless the entity or division which occupies space in the Building does not do business under the names of any of such three entities (or their respective successors) and the names of such three entities (or their respective successors) are not displayed at any time in any elevator lobby, elevators or other public areas in and around the Building.
7.5 SUBORDINATION
     Each sublease shall be subject and subordinate to this Lease and to the matters that this Lease is or shall be subordinate, it being the intention of Landlord and Tenant that Tenant shall assume and be liable to Landlord for any and all acts and omissions of all subtenants and anyone claiming under or through any subtenants which, if performed or omitted by Tenant, would be a default under this Lease. Each sublease shall terminate upon the expiration or termination of this Lease, provided that if this Lease shall expire or terminate during the term of any sublease for any reason, or if Tenant shall surrender this Lease to Landlord during the term of any sublease, Landlord, in its sole discretion, upon written notice given to Tenant and the subtenant not more than thirty (30) days after the effective date of such expiration, termination or surrender, without any additional or further agreement of any kind on the part of subtenant, may elect to continue such sublease with the same force and effect as if Landlord as lessor and subtenant as lessee had entered into a lease as of such effective date for a term equal to the then unexpired term of such sublease and containing the same terms and conditions as those contained in the sublease, and, if Landlord shall so elect, the subtenant shall attorn to Landlord and Landlord and the subtenant shall thereupon have the same rights, obligations and remedies thereunder as were had by Tenant and the subtenant thereunder prior to such effective date, respectively, except that in no event shall Landlord be (a) liable for any act or omission by Tenant, or (b) subject to any offsets or defenses which the subtenant had or might have against Tenant, (c) bound by any rent or additional rent or other payment paid by the subtenant to Tenant in advance or (d) bound by any amendment to the Sublease not consented to by Landlord.

7.6 PROFITS
     If Tenant shall enter into any assignment or sublease permitted hereunder or consented to by Landlord, Tenant shall, within sixty (60) days after Landlord’s consent to such assignment or sublease, deliver to Landlord a complete list of Tenant’s reasonable third-party brokerage fees, legal fees and architectural fees paid or to be paid in connection with such transaction, together with a list of all of Tenant’s personal property to be transferred to such assignee or sublessee. Tenant shall deliver to Landlord evidence of the payment of such fees promptly after the same are paid. In consideration of such assignment or subletting, Tenant shall pay to Landlord:
     (a) In the case of an assignment of this Lease, on the effective date of the assignment, an amount equal to 50% of all sums and other consideration paid to Tenant by the assignee for or by reason of such assignment (including sums paid for the rental of Tenant’s personal property and any Personal Property Sale Proceeds, as defined below) after first deducting Tenant’s reasonable third-party brokerage fees, legal fees and architectural fees in connection with such assignment; or
     (b) in the case of a sublease, 50% of the excess of (i) the rent and other sums payable under the sublease to Tenant by the subtenant (together with any sums paid for the rental of Tenant’s personal property and any Personal Property Sale Proceeds, as defined below) over the Base Rent and other sums payable under this Lease (appropriately pro-rated for any sublease of less than the entire Premises) and Tenant’s reasonable third-party brokerage fees, legal fees and architectural fees in connection with such sublease amortized ratably over the term of such sublease. The sums payable under this clause shall be paid by Tenant to Landlord as and when paid by the subtenant to Tenant.
As used herein, “Personal Property Sale Proceeds” shall mean any sums paid, in connection with an assignment of this Lease or sublease of all or any portion of the Premises under rental terms that are below fair market value at the time of such transaction (taking into account all relevant factors), for the sale of Tenant’s personal property, less the then fair market value of such personal property, as reasonably determined by Landlord.
7.7 PERMITTED TRANSFERS
     If Tenant is a corporation, the transfer (by one or more transfers) of a majority of the stock of Tenant shall be deemed a voluntary assignment of this Lease. However, subject to the last paragraph of Section 7.4, the prohibition contained in Section 7.1 hereof shall not apply to the transfer of shares of stock of Tenant if and so long as the voting stock of Tenant is publicly traded on a nationally recognized stock exchange. For purposes of this Section 7.7 the term “transfers” shall be deemed to include the issuance of new stock which results in a majority of the stock of Tenant being held by a person or entity that does not hold a majority of the stock of Tenant on the date hereof. If Tenant is a partnership, the transfer (by one or more transfers) of a majority interest in the partnership shall be deemed a voluntary assignment of this Lease. If Tenant is a limited liability company, trust, or any other legal entity, the transfer (by one or more transfers) of a majority of the beneficial ownership interests in, or the right(s) to manage and/or direct the operations of, such entity, however characterized, shall be deemed a voluntary assignment of this Lease. The prior consent of Landlord shall not be required with respect to transactions with a corporation into or with which Tenant is merged or consolidated or to which substantially all of Tenant’s assets are transferred so long as (i) such transfer was made for a legitimate independent business purpose and not for the purpose of transferring this Lease, (ii) the successor to Tenant has a tangible net worth computed in accordance with generally accepted accounting principles at least equal to the greater of (1) the tangible net worth of Tenant, as so computed, immediately prior to such merger, consolidation or transfer, and (2) the tangible net worth, as so computed, of the original Tenant on the date of this Lease, (iii) proof satisfactory to Landlord of such net worth is delivered to Landlord at least 10 days prior to the effective date of any such transaction and (iv) there will be no violation of the last paragraph of Section 7.4. Subject to the last paragraph of Section 7.4, Tenant may also, upon prior notice to and with the consent of Landlord, which consent shall not be unreasonably withheld, permit any corporation or other business entity which controls, is controlled by, or is under common control with the original Tenant named herein (a “Related Corporation”) to sublet all or part of the Premises for any Permitted Use, provided the Related Corporation is in Landlord’s reasonable judgment of a character and engaged in a business which is in keeping with the standards for the Building and the occupancy thereof and the space utilized by the Related Corporation is not separately demised. Such sublease shall not be deemed to vest in any such Related Corporation any right or interest in this Lease or the Premises nor shall it relieve, release, impair or discharge any of Tenant’s obligations hereunder. For the purposes hereof, “control” shall be deemed to mean ownership of not less than fifty percent (50%) of all of the voting stock of such corporation or not less than fifty percent (50%) of all of the legal and equitable interest in any other business entity if Tenant is not a corporation.
7.8 NO WAIVER
     The acceptance by Landlord of the payment of Rent, additional rent or other charges from an assignee or sublease shall not be considered to be a consent by Landlord to any such assignment, sublease, or other transfer, nor shall the same constitute a waiver of any right or remedy of Landlord. The listing of any name other than that of Tenant on the doors of the Premises, the Building directory or elsewhere shall not vest any right or interest in this Lease or in the Premises, nor be deemed to constitute Landlord’s consent to any assignment or transfer of this Lease or to any sublease of the Premises or to the use or occupancy thereof by others. Any such listing shall constitute a privilege revocable in Landlord’s discretion by notice to Tenant.
ARTICLE VIII
REPAIRS AND MAINTENANCE
8.1 TENANT OBLIGATIONS
     From and after the date that possession of the Premises is delivered to Tenant and until the end of the Lease Term, Tenant shall keep the Premises and every part thereof in good order, condition, and repair, reasonable wear and tear and damage by casualty, as a result of condemnation, or as a result of the failure of Landlord to provide services required to be provided hereunder only excepted; and shall return the Premises to Landlord at the expiration or earlier termination of the Lease Term in such condition.
8.2 LANDLORD OBLIGATIONS
     Except as may be provided in Articles XII and XIII, Landlord agrees to keep in good order, condition, and repair the structural components and the roof of the Building, the common utility and Building systems, the common hallways, entrances, restrooms and elevators, and the sprinkler system to the extent the same is located outside the Premises (Tenant being responsible for all portions of the sprinkler system located within the Premises); provided, however, that Tenant shall reimburse Landlord, as additional rent hereunder, within thirty (30) days after receipt of Landlord’s invoice therefor, for the costs of maintaining, repairing, or otherwise correcting any condition caused by or arising out of an act, omission, neglect or default under this Lease of Tenant or any employee, agent, or contractor of Tenant or any other party for whose conduct Tenant is responsible. Without limitation, Landlord shall not be responsible to make any improvements or repairs other than as expressly provided in this Section 8.2. In addition, Landlord shall not be liable for any failure to make such repairs unless and until Tenant has given notice to Landlord of the need to make such repairs and Landlord has failed to commence to make such repairs within a reasonable time thereafter.
8.3 CAUSES BEYOND CONTROL OF THE LANDLORD
     The Landlord shall in no event be liable for failure to perform any of its obligations under this Lease when prevented from doing so by causes beyond its reasonable control, including, without limitation, labor dispute, breakdown, accident, order or regulation of or by any governmental authority, or failure of supply, or inability by the exercise of reasonable diligence to obtain supplies, parts, or employees necessary to furnish services required under this Lease, or because of war or other emergency, or for any cause due to any act, neglect, or default of Tenant or Tenant’s servants, contractors, agents, employees, licensees or any person claiming by, through or under Tenant. Without limiting the foregoing, in no event shall Landlord ever be liable to Tenant for any indirect, special or consequential damages under the provisions of this Section 8.3 or any other provision of this Lease.
ARTICLE IX
SERVICES TO BE FURNISHED BY LANDLORD; UTILITIES
9.1 HEATING, VENTILATION AND AIR CONDITIONING
     Landlord shall, during Business Hours, furnish to the Premises, heating, ventilation and cooling service (“HVAC Service”) substantially equivalent to the HVAC service then being furnished in comparably aged and similarly equipped office buildings in Downtown Boston. If Tenant shall require additional HVAC Service at any times other than during Business Hours and/or Business Days, then Tenant shall provide not less than twenty-four (24) hours prior notice thereof to Landlord. Landlord shall furnish such additional HVAC Service to the Premises and Tenant shall pay to Landlord, as additional rent, within thirty (30) days after receipt of Landlord’s invoice therefor, such overtime HVAC charges as may from time to time be established by Landlord. Tenant shall not install any supplementary or auxiliary HVAC equipment to serve the Premises without Landlord’s prior consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed but which may include the requirement to pay for condenser water or other costs of Landlord related thereto. Landlord shall not be responsible if the building standard systems providing HVAC Service to the Premises shall fail to provide cooled or heated air, as the case may be, by reason of (i) any machinery or equipment installed by or on behalf of Tenant, which shall have an electrical load in excess of the average electrical load for the HVAC System as designed, or (ii) any alterations, additions or improvements made or performed by or on behalf of Tenant. Tenant at all times shall cooperate fully with Landlord and shall abide by the rules and regulations which Landlord may reasonably prescribe for the proper functioning and protection of the HVAC System. Without limitation, in no event shall Tenant introduce into the Premises personnel or equipment which overloads the capacity of the HVAC System or in any other way interferes with the system’s ability to perform adequately its proper functions, or which affects the temperature otherwise maintained by the HVAC System.
9.2 ELECTRICITY
     Landlord shall permit the Building’s electricity provider to furnish electrical energy required for lights and electrical outlets in the Premises in accordance with the provisions of the Lease. The Premises shall be served by an electric meter measuring use of electrical energy in the Premises and Tenant shall be billed directly on a monthly basis by the utility company providing such energy. Tenant agrees to pay all such utility bills within fifteen (15) days of the date the same are received.
9.3 CLEANING
     Landlord shall provide nightly cleaning services for the Premises (Mondays through Fridays only, holidays excepted), including removal and disposal of usual and customary office trash and refuse, substantially in accordance with the specifications set forth in Exhibit CS.
9.4 WATER
     Landlord shall provide at the Building core water for usual and customary drinking, cleaning and lavatory purposes. If Tenant requires water for any other purpose, including without limitation, in connection with the business conducted in the Premises, Tenant shall pay the Landlord an appropriate charge stipulated by Landlord to reimburse Landlord for the cost of such water and related sewer use charge (including, without limitation, a charge to reimburse Landlord for the cost of metering Tenant’s usage).
9.5 OTHER UTILITIES AND SERVICES
     Tenant shall contract directly with the providers for, and shall pay directly to the providers as they become due, all charges for gas, telephone, cable, data transmission and other utilities and services furnished to or consumed in the Premises. Landlord shall not be liable for any interruption or failure in the supply of any such services. Without limitation, if Tenant is not charged directly by the providers of any such services or utilities, then Tenant shall pay, as additional rent within thirty (30) days after receipt of Landlord’s invoice therefor, its allocable share of thereof, as determined by Landlord in its reasonable discretion. Except as expressly set forth in this Article IX, Tenant agrees to contract separately for all utilities and building and other services required for Tenant’s use and occupancy of the Premises hereunder.
9.6 INTERRUPTION
     Landlord shall not be liable to Tenant, nor shall Tenant have a claim for any compensation or reduction of Rent, arising out of or resulting from interruptions or shortages of utilities or building services, or from Landlord’s entering the Premises for any of the purposes authorized by this Lease or for repairing the Premises, or any portion of the Building and/or the Property. If Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any utility or service or performing any other obligation to be performed on Landlord’s part, by reason of any cause, Landlord shall not be liable to Tenant therefor, nor shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to any claim by Tenant that such failure constitutes actual or constructive, total or partial, eviction from the Premises. Landlord reserves the right to stop any service or utility system when necessary by reason of accident or emergency or until necessary repairs have been completed. Except in case of emergency repairs, Landlord will give Tenant not less than twenty-four (24) hours advance notice of any contemplated stoppage and will use diligent efforts to avoid unreasonable inconvenience to Tenant by reason thereof. Landlord also reserves the right to institute such policies, programs and measures as may be necessary, required or expedient for the conservation or preservation of energy or energy services or as may be necessary or required to comply with applicable codes, rules, regulations or standards. In so doing, Landlord shall make diligent efforts to avoid unreasonable inconvenience to Tenant by reason thereof.
     Notwithstanding the foregoing, Landlord’s failure to furnish, or any interruption or termination of, services due to the application of applicable Legal Requirements then enforced, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause each as a result of Landlord’s gross negligence or intentional misconduct (a “Service Failure”) shall not render Landlord liable in any respect for damages to either person or property, nor be construed as a constructive eviction of Tenant, nor give rise to an abatement of Rent (except as expressly provided below), nor relieve Tenant from the obligation to fulfill any covenant or agreement under this Lease. However, if Tenant was previously occupying the Premises and the Premises, or a material portion of the Premises, is made untenantable for a period in excess of five (5) consecutive calendar days following notice to Landlord as a result of a Service Failure that is within Landlord’s control to provide (and Tenant in fact does not use the Premises or such material portion thereof during such period), then Tenant, as its sole remedy, shall be entitled to receive an abatement, pro rata based on the portion of the Rentable Area of the Premises rendered untenantable, of Rent payable hereunder during the period beginning on the sixth (6th) consecutive calendar day of the Service Failure and ending on the earlier of the day such service has been restored or the day on which Tenant commences use of the Premises or such material portion thereof.
ARTICLE X
INDEMNITY
10.1 TENANT’S INDEMNITY
     To the maximum extent permitted by law, Tenant shall indemnify and save harmless Landlord and the members, managers, partners, directors, officers, agents, and employees of Landlord, against and from all claims, expenses, or liabilities of whatever nature (a) arising directly or indirectly from any default or breach by Tenant and/or Tenant’s contractors, licensees, agents, servants, employees, invitees, and/or anyone claiming by, through, or under Tenant, under any of the terms or covenants of this Lease or the failure of Tenant or such persons to comply with any rule, order, regulation, or lawful direction now or hereafter in force of any public authority, in each case to the extent the same are related, directly or indirectly, to the Premises or the Building or Tenant’s use thereof; or (b) arising directly or indirectly from any accident, injury, or damage, however caused, to any person or property, on or about the Premises; or (c) arising directly or indirectly from any accident, injury, or damage to any person or property occurring outside the Premises but within the Building or on the Lot, where such accident, injury, or damage results, or is claimed to have resulted, from any act, omission, or negligence on the part of Tenant, or Tenant’s contractors, licensees, agents, servants, employees, or customers, or anyone claiming by, through, or under Tenant: provided, however, that in no event shall Tenant be obligated under this clause (c) to indemnify Landlord, the directors, officers, agents, employees of Landlord, to the extent such claim, expense, or liability results from any negligence or other misconduct of Landlord or the members, managers, officers, agents, or employees of Landlord on or about the Premises or the Building. The indemnification set forth in this Section 10.1 shall survive the expiration or termination of this Lease.
     This indemnity and hold harmless agreement shall include, without limitation, indemnity against all expenses, attorney’s fees and liabilities incurred in connection with any such claim or proceeding brought thereon and the defense thereof with counsel acceptable to Landlord. At the request of Landlord, Tenant shall defend any such claim or proceeding directly on behalf and for the benefit of Landlord.
10.2 TENANT’S RISK
     Tenant agrees to use and occupy the Premises and to use such other portions of the Building and the Lot as Tenant is herein given the right to use at Tenant’s sole risk; and Landlord shall have no responsibility or liability for any loss or damage, however caused, to furnishings, fixtures, equipment, or other personal property of Tenant or of any persons claiming by, through, or under Tenant.

10.3 INJURY CAUSED BY THIRD PARTIES
     The Tenant agrees that Landlord shall not be responsible or liable to Tenant, or to those claiming by, through, or under Tenant, for any loss or damage resulting to Tenant or those claiming by, through, or under Tenant, or its or their property, that may be occasioned by or through the acts or omissions of persons occupying any part of the Building, or for any loss or damage from the breaking, bursting, crossing, stopping, or leaking of electric cables and wires, and water, gas, sewer, or steam pipes, or like matters.
10.4 SECURITY
     Tenant agrees that, in all events, Tenant is responsible for providing security to, and installing locks and access control systems serving, the Premises and Tenant’s personnel and Landlord shall have no obligations or liabilities, of any kind, in connection therewith. Tenant shall provide Landlord with master keys, access cards and codes and all other necessary means of access to all locks and access control systems for and with respect to the Premises.
ARTICLE XI
INSURANCE
11.1 PUBLIC LIABILITY INSURANCE
     Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Lease Term, and thereafter so long as Tenant is in occupancy of any part of the Premises, (a) a policy of commercial general liability insurance, written on an occurrence basis with a general aggregate per location extension and including contractual liability coverage to cover any liabilities assumed under this Lease, insuring against all claims for bodily injury, property damage, personal injury or advertising injury on or about the Premises or arising out of the use of the Premises, including products liability, and completed operations liability, (b) automobile liability insurance covering all owned vehicles, hired vehicles, and all other non-owned vehicles, (c) worker’s compensation insurance in accordance with applicable statutory legal requirements, and (d) employer’s liability insurance with a limit of not less than $500,000.00 per accident, a $500,000.00 policy limit, and $500,000.00 disease limit per employee. The general liability and umbrella policies shall designate Landlord and the fee owner of the Lot as additional named insureds and its managing agent, if any, and any mortgagees (as may be set forth in a notice given from time to time by Landlord) shall be named as additional insureds, as their interests appear, and shall be in form and substance reasonably satisfactory to Landlord.
     Each such policy shall expressly provide that it shall not expire or be amended or canceled unless the provider of such policy shall endeavor to provide at least thirty (30) days’ prior written notice to Landlord in each instance and that the interests of Landlord thereunder or therein shall not be affected by any breach by Tenant of any policy provision. A certificate evidencing such insurance coverages (or, if requested by Landlord, a certified copy of such policy) shall be provided to Landlord prior to the Commencement Date, and thereafter on an annual basis (and in any event such provider shall agree to endeavor to provide Landlord with notice not less than thirty (30) days prior to the expiration thereof). The minimum limits of liability of such insurance shall be in an amount of not less than the greater of (a) $5,000,000.00 per occurrence/aggregate or (b) such amount as determined by Landlord from time-to-time in its reasonable discretion to be the amounts then customarily being carried on like property in the Boston area, and Landlord shall not discriminate against Tenant (as compared to other similarly-situated tenants of the Building) in making the determination provided in this subclause (b). Each such policy shall be written by insurance companies licensed in the Commonwealth of Massachusetts, having a rating in Best’s Key Rating Guide of at least “A-” and a financial size category of not less than “Class VII.”
11.2 HAZARD INSURANCE
     Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Lease Term, and thereafter so long as Tenant is in occupancy of any part of the Premises, all risk” insurance including flood and boiler and machinery (if applicable) and such other insurable hazards as, under good insurance practices are insured against by other tenants in similar premises. Covered property shall include but not be limited to all fixtures, equipment and other personal property of tenant. The amount of insurance shall not be less than 100% of the replacement cost of such property, and the policy shall contain an agreed amount extension. Tenant shall also purchase time element (business income/extra expense) coverage against the perils insured by the “all risk” property policy for a period of indemnity of twelve months. Tenant shall also maintain insurance against such other hazards as may from time to time reasonably be required by Landlord, provided that such insurance is customarily carried in the area in which the Premises are located on property similar to the Building and that Tenant receives written notice specifying all such additional insurance as may be required, and Landlord shall not discriminate against Tenant (as compared to other similarly-situated tenants of the Building) in imposing any such requirements as provided in this sentence. Each such policy shall be written by insurance companies licensed in the Commonwealth of Massachusetts, having a rating in Best’s Key Rating Guide of at least “A-” and a financial size category of not less than “Class VII.”
11.3 CONSTRUCTION PERIOD INSURANCE
     At any time when demolition or construction work is being performed on or about the Premises or Building by or on behalf of Tenant, the Tenant shall keep in full force and effect the following insurance coverage, in each instance with policies in form and substance reasonably satisfactory to Landlord:
          (1) builder’s risk completed value (non-reporting form) in such form and affording such protections as required by Landlord, naming Landlord and its mortgagees as additional insureds; and
          (2) workers’ compensation or similar insurance in form and amounts required by law.

          (3) Employer’s liability insurance in the amount of $500,000 per accident, $500,000 per illness, per employee and $500,000 per illness, in the aggregate.
          (4) Commercial general liability and umbrella excess liability coverage including but not limited to bodily injury, property damage, personal injury and advertising injury, with limits not less than $5,000,000 per occurrence and in the aggregate per location.
          (5) Contractor, subcontractors and subsubcontractors shall maintain commercial general liability and umbrella excess liability coverage including but not limited to bodily injury, property damage, personal injury and advertising injury with limits not less than $5,000,000 per occurrence and in the aggregate per location/project. Landlord, its managing agent, its mortgagee and the fee owner of the Lot shall be listed as additional insureds under each policy.
     Tenant shall cause a certificate or certificates of such insurance to be delivered to Landlord prior to the commencement of any work in or about the Building or the Premises, in default of which Landlord shall have the right, but not the obligation, to obtain any or all such insurance at the expense of Tenant, in addition to any other right or remedy of Landlord. The provisions of this §11.3 shall survive the expiration or earlier termination of this Lease.
11.4 RENTAL ABATEMENT INSURANCE
     The Landlord may elect to keep and maintain in full force and effect during the Lease Term, rental abatement insurance against abatement or loss of Rent in case of fire or other casualty, in an amount at least equal to the amount of the Rent payable by Tenant during the then current lease year as reasonably determined by Landlord. All premiums for such insurance shall be included in Operating Costs for the purposes of this Lease.
11.5 WAIVER OF SUBROGATION
     Insofar as and to the extent that the following provisions may be effective without invalidating or making it impossible to secure insurance coverage from responsible insurance companies doing business in The Commonwealth of Massachusetts (even though extra premium may result therefrom): Landlord and Tenant mutually agree that with respect to any loss which is covered by property insurance then being carried by them, the one carrying such insurance and suffering said loss releases the other of and from any and all claims with respect to such loss; and they further mutually agree that their insurance companies shall have no right of subrogation against the other on account thereof. In the event that an additional premium is payable by either party as a result of this provision, the other party shall reimburse the party paying such premium the amount of such extra premium. If, at the written request of one party, this release and non-subrogation provision is waived, then the obligation of reimbursement shall cease for such period of time as such waiver shall be effective, but nothing contained in this Section shall be deemed to modify or otherwise affect any releases elsewhere contained in this Lease.

ARTICLE XII
CASUALTY
12.1 DEFINITION OF “SUBSTANTIAL DAMAGE” AND “PARTIAL DAMAGE”
     The term “substantial damage”, as used herein, shall refer to damage which is of such a character that in Landlord’s reasonable, good faith determination the same cannot, in ordinary course, be expected to be repaired within 90 calendar days from the time that such repair work would commence. Any damage which is not “substantial damage” is “partial damage”.
12.2 PARTIAL DAMAGE
     If, during the Lease Term there shall be partial damage to the Building or the Premises by fire or casualty, and, in the case of damage outside the Premises, if such damage shall materially interfere with Tenant’s use of the Premises, then Landlord shall promptly proceed to restore the Premises and the Building (to the extent such damage materially interferes with Tenant’s use of the Premises) to substantially the condition in which the same were in immediately prior to the occurrence of such damage; provided, however, in no event shall Landlord be obligated to expend more than the insurance proceeds actually received by Landlord, plus the amount of any deductible carried by Landlord.
12.3 SUBSTANTIAL DAMAGE TO THE BUILDING
     If, during the Lease Term there shall be substantial damage to the Building by fire or casualty, then Landlord shall promptly restore the Premises if it has been affected thereby (and the Building to the extent reasonably necessary to permit Tenant to use the Premises), unless Landlord, within ninety (90) days after the occurrence of such damage, shall give notice to Tenant of Landlord’s election to terminate this Lease; provided, however, in no event shall Landlord be obligated to expend more than the insurance proceeds actually received by Landlord, plus the amount of any deductible carried by Landlord. Landlord shall have the right to make such election in the event of substantial damage to the Building whether or not such damage materially interferes with Tenant’s use of the Premises. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.
12.4 ABATEMENT OF RENT
     If during the Lease Term the Building shall be damaged by fire or casualty and if such damage shall materially interfere with Tenant’s use of the Premises as contemplated by this Lease, a just proportion of the Base Rent payable by Tenant hereunder shall abate proportionately for the period in which, by reason of such damage, there is such interference with Tenant’s use of the Premises, having regard to the extent to which Tenant may be required to discontinue Tenant’s use of the Premises, but such abatement or reduction shall end if and when Landlord shall have substantially restored the Premises or so much thereof as shall have been originally constructed by Landlord (exclusive of any of

Tenant’s fixtures, furnishings, equipment and the like or work performed therein by Tenant) to substantially the condition in which the Premises were prior to such damage.
12.5 MISCELLANEOUS
     In no event shall Landlord have any obligation to make any repairs or perform any restoration work under this Article XII if prevented from doing so by reason of any cause beyond its reasonable control, including, without limitation, the requirements of any applicable laws, codes, ordinances, rules, or regulations, the refusal of the holder of a mortgage or ground lease affecting the Property (or any part thereof) to make available to Landlord the net insurance proceeds attributable to such restoration, or the inadequacy of such proceeds to fund the full cost of such repairs or restoration. Without limiting the foregoing, reasonably promptly after Landlord ascertains the existence of any such cause, it shall elect to either terminate this Lease or waive such condition to its restoration obligations and proceed to restore the Premises as otherwise provided herein. Further, Landlord shall not be obligated to make any repairs or perform any restoration work to any alterations, additions, or improvements to the Premises performed by or for the benefit of Tenant (all of which Tenant shall repair and restore), or to any fixtures in or portions of the Premises or the Building which were constructed or installed by or for some party other than Landlord or which are not the property of Landlord.
ARTICLE XIII
EMINENT DOMAIN
13.1 RIGHTS OF TERMINATION FOR TAKING
     If the Premises, or such portion thereof as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) physically unsuitable for Tenant’s purposes, shall be taken (including a temporary taking in excess of 360 days) by condemnation or right of eminent domain or sold in lieu of condemnation, Landlord or Tenant may elect to terminate this Lease by giving notice to the other of such election not later than thirty (30) days after Tenant has been deprived of possession of the Premises.
     Further, if so much of the Building (which may, but need not include, the Premises) or the Lot shall be so taken, condemned or sold or shall receive any direct or consequential damage by reason of anything done pursuant to public or quasi-public authority to the extent that continued operation of the same would, in Landlord’s opinion, be uneconomical, Landlord may elect to terminate this Lease by giving notice to Tenant of such election not later than thirty (30) days after the effective date of such taking.
     Should any part of the Premises be so taken or condemned or receive such damage and should this Lease be not terminated in accordance with the foregoing provisions, Landlord shall promptly after the determination of Landlord’s award on account thereof, expend so much as may be necessary of the net amount which may be awarded to Landlord in such condemnation proceedings in restoring the Premises to an architectural unit that is reasonably suitable to the uses of Tenant permitted hereunder. Should the net amount so awarded to Landlord be insufficient to cover the cost of so restoring the Premises, in the reasonable estimate of Landlord, Landlord may, but shall have no obligation to, supply the amount of such insufficiency and restore the Premises to such an architectural unit, with all reasonable diligence, or Landlord may terminate this Lease by giving notice to Tenant within a reasonable time after Landlord has determined the estimated cost of such restoration.
13.2 PAYMENT OF AWARD
     The Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Building and the Lot and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of such taking or damage, as aforesaid. The Tenant covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for the value of any of Tenant’s trade fixtures installed in the Premises by Tenant entirely at Tenant’s expense and for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable hereunder by Landlord from the taking authority.
13.3 ABATEMENT OF RENT
     In the event of any such taking of the Premises, if and to the extent Tenant is deprived of possession of the Premises, the Base Rent or a fair and just proportion thereof, according to the nature and extent of the damage sustained, shall be suspended or abated, as appropriate and equitable in the circumstances.
13.4 MISCELLANEOUS
     In no event shall Landlord have any obligation to make any repairs under this Article XIII if prevented from doing so by reason of any cause beyond its reasonable control, including, without limitation, requirements of any applicable laws, codes, ordinances, rules, or regulations or requirements of any mortgagee. Further, Landlord shall not be obligated to make any repairs to any portions of the Premises or the Building which were constructed or installed by or for some party other than Landlord or which are not the property of Landlord and Tenant shall be obligated to perform any repairs on and restorations to any alterations, additions, or improvements to the Premises performed by or for the benefit of Tenant.
ARTICLE XIV
DEFAULT
14.1 TENANT’S DEFAULT
     (a) If at any time any one or more of the following events (herein referred to as a “Default of Tenant”) shall occur:
          (1) Tenant shall fail to make payment of rent or any other monetary amount due under this Lease within five (5) days after Landlord has sent to Tenant notice of such default.

               However, if (A) Landlord shall have sent to Tenant a notice of such default, even though the same shall have been cured and this Lease not terminated; and (B) during one (1) year period after notice of such default has been sent by Landlord to Tenant, Tenant thereafter shall default in any monetary payment, the same shall be deemed to be a Default of Tenant upon Landlord giving Tenant written notice thereof, without the five (5) day grace period set forth above; or
          (2) Tenant shall fail to perform or observe any other covenant or provision herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure, or, if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly to remedy the same and diligently to prosecute such remedy to completion within not more than sixty (60) days after notice to Tenant; or
          (3) except as otherwise provided by applicable law, if the estate hereby created shall be taken on execution or by other process of law, or if Tenant shall be judicially declared bankrupt or insolvent according to law, or if any assignment shall be made of the property of Tenant for the benefit of creditors, or if a receiver, guardian, conservator, trustee in involuntary bankruptcy or other similar officer shall be appointed to take charge of all or any substantial part of Tenant’s property by a court of competent jurisdiction, or if a petition shall be filed for the reorganization of Tenant under any provisions of law now or hereafter enacted, and such proceeding is not dismissed within sixty (60) days after it is begun, or if Tenant shall file a petition for such reorganization, or for arrangements under any provisions of such laws providing a plan for a debtor to settle, satisfy, or extend the time for the payment of debts; or
          (4) Tenant shall vacate or abandon the Premises,
then, in any such case, Landlord may, in addition to any remedies otherwise available to Landlord, immediately or at any time thereafter, and without demand or notice, enter into and upon the Premises or any part thereof in the name of the whole and repossess the same as of Landlord’s former estate, and expel Tenant and those claiming by, through or under it and remove its or their effects (forcibly if necessary) without being deemed guilty of any manner of trespass, and without prejudice to any remedies which might otherwise be used for arrears of rent or preceding breach of covenant, and/or Landlord may terminate this Lease by notice to Tenant and this Lease shall come to an end on the date of such notice as fully and completely as if such date were on the date herein originally fixed for the expiration of the term of this Lease and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as herein provided. To the extent permitted by law, Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws (including M.G.L. c.186, §11), in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease. In the event of any such termination, entry or re-entry, Landlord shall have the right to remove and store Tenant’s property and that of persons claiming by, through or under Tenant at the sole risk and expense of Tenant and, if Landlord so elects, (x) to sell such property at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant and pay the balance, if any, to Tenant, or (y) to dispose of such property in any manner in which Landlord shall elect, Tenant hereby agreeing to the fullest extent permitted by law that it shall have no right, title or interest in any property remaining in the Premises after such termination, entry or re-entry.
     (b) Tenant covenants and agrees, notwithstanding any termination of this Lease as aforesaid or any entry or re-entry by Landlord, whether by summary proceedings, termination, or otherwise, to pay and be liable for on the days originally fixed herein for the payment thereof, amounts equal to the several installments of Rent and other charges reserved as they would become due under the terms of this Lease if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Term, or for the whole thereof; but in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent received by Landlord in reletting, after deduction of all expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees, attorneys’ fees and the like), and in collecting the rent in connection therewith. As an alternative, at the election of Landlord, Tenant will upon such termination pay to Landlord, as damages, such a sum as at the time of such termination represents the amount of the excess, if any, of the then value of the total Rent and other benefits which would have accrued to Landlord under this Lease for the remainder of the Lease Term if the lease terms had been fully complied with by Tenant over and above the then cash rental value (in advance) of the Premises for what would be the then unexpired Lease Term if the same remained in effect. For purposes of this Article, if Landlord elects to require Tenant to pay damages in accordance with the immediately preceding sentence, the total amount due shall be computed by assuming that Tenant’s Proportionate Share of Taxes and Tenant’s Proportionate Share of Operating Costs would be, for the balance of such unexpired term, the amount thereof respectively for the tax year and lease year, respectively, in which such termination, entry or re-entry shall occur.
     (c) In case of any Default of Tenant, re-entry, entry, expiration and dispossession by summary proceedings or otherwise, Landlord may (i) re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Lease Term and may grant concessions or free rent to the extent that Landlord considers advisable or necessary to re-let the Premises and (ii) make such alterations, repairs and decorations in the Premises as Landlord, in its sole judgment, considers advisable or necessary for the purpose of reletting the Premises; and no action by Landlord in accordance with the foregoing shall operate or be construed to release Tenant from liability hereunder as aforesaid. It is specifically understood and agreed that Landlord shall be entitled to take into account in connection with any reletting of the Premises all relevant factors which would be taken into account by a sophisticated developer in securing a replacement tenant for the Premises, such as, but not limited to, the first class quality of the Building and the financial responsibility of any such replacement tenant. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent under such re-letting, and Tenant hereby waives, to the extent permitted by applicable law, any obligation Landlord may have to mitigate Tenant’s damages. Landlord agrees to list the Premises with a broker in the event of a termination, entry or re-entry under this ARTICLE XIV, provided that Landlord’s obligation to list the Premises as provided herein is independent of Tenant’s obligations under this ARTICLE XIV and shall not be construed to entitle Tenant to set-off against any amounts payable by Tenant hereunder in the event of a breach or alleged breach by Landlord of such obligation. In no event shall Landlord be obligated to give priority to the re-letting of the Premises over any other Premises in the Building or any other building owned by Landlord.
     (d) If there is at any time a guarantor or assignee of this Lease or any interest of Tenant herein or any sublessee, franchisee, concessionee, or licensee of all or any portion of the Premises, the happening of any of the events described in paragraph (a)(iii) of this Section with respect to such guarantor, assignee, sublessee, franchisee, concessionee, or licensee shall constitute a Default of Tenant hereunder.
     (e) The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may, at any time, be entitled lawfully and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.
     (f) All costs and expenses incurred by or on behalf of Landlord (including, without limitation, attorneys’ fees and expenses) in enforcing its rights hereunder or occasioned by any Default of Tenant shall be paid by Tenant.
     (g) Upon any Default of Tenant, or the expiration or termination of this Lease, Landlord shall have the right of summary process under Massachusetts General Laws c.239, or other applicable statutes, and such other rights to recover possession as permitted by law. Tenant and Landlord each hereby waives any and all rights under the laws of any state to the right, if any, to trial by jury.
          Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy, insolvency, or like proceedings by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.
14.2 LANDLORD’S DEFAULT
     Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless Landlord shall have failed to perform such obligations within thirty (30) days (or such additional time as is reasonably required to correct any such default) after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation. Without limitation, in no event shall Tenant have the right to terminate or cancel this Lease or to withhold Rent (except as expressly provided in Section 9.6 hereof) or to set-off or deduct any claim or damages against Rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder.
ARTICLE XV
THE LANDLORD’S ACCESS TO PREMISES
15.1 THE LANDLORD’S RIGHT OF ACCESS
     Landlord and its agents, contractors, and employees shall have the right to enter the Premises at all reasonable hours upon reasonable advance notice (except that no notice shall be required and Landlord may enter at any time in case of emergency) for the purpose of inspecting or of making repairs or alterations, to the Premises or the Building or additions to the Building, and Landlord shall also have the right to make access available at all reasonable hours to prospective or existing mortgagees or purchasers of any part of the Premises or the Building. To assure access by Landlord to the Premises, Tenant shall provide Landlord with duplicate copies of all keys used by Tenant in providing access to the Premises.
     For a period commencing twelve (12) months prior to the expiration of the Lease Term, Landlord may have reasonable access to the Premises at all reasonable hours for the purpose of exhibiting the same to prospective tenants.
ARTICLE XVI
RIGHTS OF MORTGAGEES
16.1 SUBORDINATION AND ATTORNMENT
     (a) If any holder of a mortgage or holder of a ground lease of property which includes the Premises, executed and recorded subsequent to the date of this Lease, shall so elect, the interest of Tenant hereunder shall be subordinate to the rights of such holder; or
     (b) If any holder of a mortgage or holder of a ground lease of property which includes the Premises executed and recorded prior to the date of this Lease shall so elect, this Lease, and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed and delivered, and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such mortgage.
          The election of any such holder as to Subsection (a) above shall be exercised by notice to Tenant, in the same fashion as notices under this Lease are given by Landlord to Tenant, and, if such notice is given, such subordination shall be effective as to all advances then or thereafter made by such holder under such mortgage or in connection with such ground lease. Any election as to Subsection (b) above shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument, in which such holder subordinates its rights under such mortgage or ground lease to this Lease.

     (c) Forthwith upon the request of Landlord, the holder of any mortgage or deed of trust affecting the Premises, or the lessor under any ground lease affecting the Premises, Tenant shall execute and deliver to such party an attornment agreement providing that Tenant shall attorn to such holder or lessor in the event of a foreclosure of such mortgage or deed of trust or transfer in lieu thereof or a termination of such ground lease and incorporating such other terms and conditions as such party may reasonably require, provided that such agreement includes an agreement by such other party to recognize the rights of Tenant under this Lease. Irrespective of whether any such attornment agreement has been executed, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage or deed of trust made by Landlord, its successors or assigns, encumbering the Premises, or any part thereof, or in the event of termination of any ground lease, Tenant shall, if so requested, attorn to the purchaser or ground lessor upon such foreclosure, sale or termination or upon any grant of a deed in lieu of foreclosure and recognize such purchaser or ground lessor as Landlord under this Lease.
     (d) Tenant agrees on request of Landlord to execute and deliver from time to time any instrument that Landlord may reasonably deem necessary to implement the provisions of this Section 16.1.
16.2 NOTICE TO MORTGAGEE AND GROUND LESSOR
     (a) After receiving notice from any person, firm, or other entity (or from Landlord on behalf of any such person, etc.) that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord as ground lessee which includes the Premises as a part of the premises demised thereunder, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor, and the curing of any of Landlord’s defaults by such holder or ground lessor shall be treated as performance by Landlord. Accordingly, no act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant’s obligations hereunder shall have such an effect unless and until Tenant shall have first given written notice to such holder or ground lessor, if any, specifying the act or failure to act on the part of Landlord which could or would give basis to Tenant’s rights and such holder or ground lessor, after receipt of such notice, has failed or refused to correct or cure the condition complained of within a reasonable time thereafter, but nothing contained in this Section 16 or elsewhere in this Lease shall be deemed to impose any obligation on any such holder or ground lessor to correct or cure any such condition.
16.3 ASSIGNMENT OF RENTS
     With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:
     (a) that the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage, or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder or ground lessor shall, by notice sent to Tenant, specifically otherwise elect; and
     (b) that, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor.
ARTICLE XVII
MISCELLANEOUS PROVISIONS
17.1 CAPTIONS
     The captions throughout this Lease are for convenience or reference only and shall in no way be held or deemed to define, limit, explain, describe, modify, or add to the interpretation, construction, or meaning of any provision of this Lease.
17.2 BIND AND INURE
     Except as herein otherwise expressly provided, the obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The reference herein to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may later give consent to a particular assignment as required by the provisions of Article VII. Neither the assignment by Landlord of its interest in this Lease as security to a lender holding a mortgage on the Building, nor the acceptance thereof by such lender, nor the exercise by such lender of any of its rights pursuant to said assignment shall be deemed in any way an assumption by such lender of any of the obligations of Landlord hereunder unless such lender shall specifically otherwise elect in writing or unless such lender shall have completed foreclosure proceedings under said mortgage. Whenever the Premises are owned by a trustee or trustees, the obligations of Landlord shall be binding upon Landlord’s trust estate, but not upon any trustee, beneficiary or shareholder of the trust individually.
17.3 NO WAIVER
     The failure of Landlord or of Tenant to seek redress for violation of, or to insist upon the strict performance of any covenant or condition of this Lease shall not be deemed to be a waiver of such violation or to prevent a subsequent act, which would originally have constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Rent or additional rent with knowledge of the breach of any covenant of this Lease shall not be deemed to be a waiver of such breach by Landlord unless such waiver be in writing signed by Landlord. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

17.4 NO ACCORD AND SATISFACTION
     No acceptance by Landlord of a lesser sum than the entire Rent then due shall be deemed to be other than on account of the earliest installment of such Rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent or any part thereof be deemed to be an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease or at law or in equity provided.
17.5 CUMULATIVE REMEDIES
     The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions. Except as otherwise set forth herein, any obligations of Tenant as set forth herein (including, without limitation, rental and other monetary obligations, repair obligations and obligations to indemnify Landlord) shall survive the expiration or earlier termination of this Lease, and Tenant shall immediately reimburse Landlord for any expense incurred by Landlord in curing Tenant’s failure to satisfy any such obligation (notwithstanding the fact that such cure might be effected by Landlord following the expiration or earlier termination of this Lease).
17.6 PARTIAL INVALIDITY
     If any term or provision of this Lease or any portion thereof or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, then the remainder of this Lease and of such term or provision and the application of this Lease and of such term and provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law.
17.7 LANDLORD’S RIGHT TO CURE
     If Tenant shall at any time default in the performance of any obligation under this Lease, Landlord shall have the right, but not the obligation, to enter upon the Premises and/or to perform such obligation, notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing any such obligations, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord (together with interest at the Lease Interest Rate) and all necessary incidental costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be additional rent under this Lease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.
17.8 ESTOPPEL CERTIFICATES
     Tenant agrees on the Commencement Date and from time to time thereafter, within not more than fifteen (15) days’ after receipt of written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing, certifying that this Lease is unmodified and in full force and effect, that Tenant has no defenses, offsets or counterclaims against its obligations to pay rent and other charges required under this Lease and to perform its other covenants under this Lease and that there are no uncured defaults of Landlord or Tenant under this Lease (or, if there have been any modifications, that this Lease is in full force and effect, as modified, and stating the modifications, and, if there are any defenses, offsets, counterclaims or defaults, setting them forth in reasonable detail), and the dates to which the Rent and other charges have been paid. Any such statement delivered pursuant to this Section 17.8 may be relied upon by any prospective purchaser or mortgagee of the property which includes the Premises or any prospective assignee of any such mortgagee.
17.9 BROKERAGE
     Each party hereto warrants and represents that it has dealt with no real estate broker or agent other than the Broker(s) identified in Section 1.2 in connection with this transaction and agrees to defend, indemnify and save the other party harmless from and against any and all claims for commissions or fees arising out of this Lease which, as to the respective parties, are inconsistent with such party’s warranties and representations. Landlord shall be responsible for any commissions or fees owed to the Broker in connection with this transaction in accordance with a separate agreement between Broker and Landlord.
17.10 ENTIRE AGREEMENT
     All negotiations, considerations, representations, and understandings between Landlord and Tenant are incorporated herein and this Lease expressly supersedes any proposals or other written documents relating hereto. This Lease may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change, or modify any of the provisions hereof.
17.11 HOLDOVER
     Tenant shall have no right to hold over after expiration of the Term. Any holding over by Tenant after the expiration of the Term of this Lease shall be treated as a daily tenancy at sufferance at a rate equal to the greater of the then fair rental value of the Premises or two (2) times the sum of (i) Fixed Rent and (ii) Escalation Charges in effect on the expiration date. Tenant shall also pay to Landlord all damages, direct and/or indirect (including any loss of a tenant or rental income), sustained by reason of any such holding over. Otherwise, such holding over shall be on the terms and conditions set forth in this Lease as far as applicable.
17.12 COUNTERPARTS
     This Lease is executed in any number of counterparts, each copy of which is identical, and any one of which shall be deemed to be complete in itself and may be introduced in evidence or used for any purpose without the production of the other copies.
17.13 CONSTRUCTION AND GRAMMATICAL USAGE
     This Lease shall be governed, construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, and Tenant agrees to submit to the personal jurisdiction of any court (federal or state) in said Commonwealth for any dispute, claim or proceeding arising out of or relating to this Lease. In construing this Lease, feminine or neuter pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place in which the context so admits or requires. The use of the word “including” shall mean “including, without limitation.” If there be more than one party tenant, the covenants of Tenant shall be the joint and several obligations of each such party and, if Tenant is a partnership, the covenants of Tenant shall be the joint and several obligations of each of the partners and the obligations of the firm.
17.14 WHEN LEASE BECOMES BINDING
     Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant.
17.15 SECURITY DEPOSIT
     Simultaneously with the execution and delivery of this Lease, Tenant shall deliver the Security Deposit to Landlord, either in cash or in the form of a letter of credit. Tenant shall provide additional cash or a replacement letter of credit (or amendment to the letter of credit), as applicable, in order to increase the security deposit each year during the Term based on the increases in Annual Base Rent, except as expressly provided below with respect to a reduction in the Security Deposit.
     If any portion of the Security Deposit is a letter of credit, the applicable letter of credit shall be an irrevocable standby letter of credit (the “Letter of Credit”) in the amount of the Security Deposit issued in the form attached hereto as Exhibit L/C by a bank satisfactory to Landlord (the “Bank”). Landlord shall hold the Letter of Credit as security for the performance by Tenant of all obligations on the part of Tenant to be kept and performed under this Lease. The Security Deposit may not be deemed by Tenant to constitute rent for any month. Landlord shall have the right, from time to time without prejudice to any other remedy Landlord may have on account thereof, to draw upon the

Letter of Credit and apply such funds to Landlord’s damages arising from any Default of Tenant, in which event Tenant shall immediately upon request by Landlord restore the balance of the Letter of Credit to the amount required hereunder. Tenant shall not have the right to call upon Landlord to apply all or any part of the Security Deposit to cure any default or fulfill any obligation of Tenant, but such use shall be solely in the discretion of Landlord. Tenant shall maintain the Letter of Credit, or a substitute Letter of Credit from the Bank (or another bank approved by Landlord and conforming to the requirements of this Section 17.15), in accordance with the terms hereof, in full force and effect at all times through the Term and for fifteen (15) days thereafter. Notwithstanding anything to the contrary herein, Landlord shall have no right to use or apply any portion of the Letter of Credit unless a Default of Tenant has occurred and is continuing or unless Landlord is entitled to do so under the following paragraph.
     If the Letter of Credit will expire, Tenant shall replace the Letter of Credit deposited with Landlord by providing Landlord with a substitute Letter of Credit at least thirty (30) days prior (each such 30th day prior being referred to herein as a “Change Date”) to the expiration date of the then effective Letter of Credit in the amount required hereunder. Any failure by Tenant to provide such a substitute Letter of Credit shall be a default under this Lease for which (without limiting the generality of any of the provisions of Section 14.1 there shall be no grace period, and shall entitle Landlord to draw on all funds available under the Letter of Credit then being held by Landlord as amounts due hereunder and hold the same as security for Tenant’s performance of its obligations under this Lease.
     If Landlord determines that the bank issuing the Letter of Credit currently held by Landlord no longer has sufficient creditworthiness, Landlord may require that Tenant, within thirty (30) days of receipt of notice thereof, obtain, at Tenant’s sole cost and expense, a substitute Letter of Credit from another bank reasonably approved by Landlord and satisfying the requirements of this Lease.
     Within fifteen (15) days following the expiration or earlier termination of the Term, Landlord shall return the Security Deposit or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section or drawn upon by Landlord and applied by Landlord to cure any default of Tenant hereunder. Landlord shall have no obligation to pay interest on the Letter of Credit or any proceeds therefrom. If Landlord obtains possession of any proceeds from the Letter of Credit, prior to applying the same to Tenant’s obligations in accordance with the terms of this Section, Landlord shall hold the proceeds in a segregated account containing no funds other than the proceeds of the Letter of Credit, which account shall be in the name of, and controlled solely by, Landlord. No party other than Landlord, its successors and assigns and Tenant shall have any rights to such proceeds as a third-party beneficiary.
     If Landlord conveys Landlord’s interest under this Lease, the Letter of Credit may be assigned or negotiated by Landlord to Landlord’s grantee, and if so assigned or negotiated, provided Landlord gives Tenant notice of the name of such grantee, Tenant agrees to look solely to such grantee for proper application of the Letter of Credit in accordance with the terms of this Section and the return thereof in accordance herewith.

Upon such delivery, Tenant hereby releases the Landlord named herein of any and all liability with respect to the Letter of Credit, the application of any proceeds thereof and its return, and Tenant agrees to look solely to such grantee. This provision shall also apply to subsequent grantees. Neither the holder of a mortgage nor the lessor in a ground lease of property which includes the Premises shall ever be responsible to Tenant for the return or application of Security Deposit, whether or not it succeeds to the position of Landlord hereunder, unless the Security Deposit shall have been received in hand by such holder or ground lessor.
     If any portion of the Security Deposit shall be in the form of cash (the “Cash Security Deposit”), then the following provisions shall be applicable. At any time during the Term, Tenant shall have the right to substitute a Cash Security Deposit for the Letter of Credit. The Cash Security Deposit will be held by Landlord in the amount of the Security Deposit as security for the performance by Tenant of all obligations on the part of Tenant to be kept and performed under this Lease. The Cash Security Deposit may not be deemed by Tenant to constitute rent for any month. Landlord shall have no obligation to pay interest on the Cash Security Deposit. Landlord shall hold the Cash Security Deposit in a segregated account containing no funds other than the Cash Security Deposit, which account shall be in the name of, and controlled solely by Landlord. No party other than Landlord, its successors and assigns and Tenant shall have any rights to the Cash Security Deposit as a third-party beneficiary. The then remaining portion of the Cash Security Deposit shall be returned to Tenant within fifteen (15) days after expiration of the Term, provided there then exists no breach of any undertaking of Tenant hereunder. Tenant shall not have the right to call upon Landlord to apply all or any part of the Cash Security Deposit to cure any default or fulfill any obligation of Tenant, but such use shall be solely in the discretion of Landlord. In the event that Landlord applies any portion or all of the Cash Security Deposit to Landlord’s damages arising from any default on the part of Tenant hereunder, Tenant shall immediately upon request by Landlord restore the balance of the Cash Security Deposit to the amount required under this Lease. Notwithstanding anything to the contrary herein, Landlord shall have no right to use or apply any portion of the Cash Security Deposit unless a Default of Tenant has occurred and is continuing.
     Upon any conveyance by Landlord of its interest under this Lease, the Cash Security Deposit shall be delivered by Landlord to Landlord’s grantee. Upon any such delivery, provided Landlord gives Tenant notice of the name of such grantee, Tenant hereby releases Landlord herein named of any and all liability with respect to the Cash Security Deposit, its application and return, and Tenant agrees to look solely to such grantee or transferee. This provision shall also apply to subsequent grantees and transferees. Neither the holder of a mortgage nor the lessor in a ground lease of property which includes the Premises shall ever be responsible to Tenant for the return or application of Security Deposit, whether or not it succeeds to the position of Landlord hereunder, unless the Security Deposit shall have been received in hand by such holder or ground lessor.
     Except as set forth below, effective as of the first (1st) day of the third Lease Year, the amount of the Security Deposit may at Tenant’s written request be reduced to two (2) months’ Monthly Base Rent based on the Annual Base Rent under the Lease at such time.

Notwithstanding the foregoing provisions of this paragraph providing such reduction in the Security Deposit, such reduction shall not be permitted if Tenant is in default under the Lease beyond any applicable notice and cure period at the time of such request.
17.16 TENANT’S FINANCIAL CONDITION.
     In the event Tenant ceases to be a reporting company under the Exchange Act of 1934 or ceases to regularly file complete quarterly (10-Q) and annual (10-K) reports with the Securities and Exchange Commission, then Landlord shall be entitled to request financial statements from Tenant pursuant to the following terms. Within ten (10) days after such request by Landlord from time to time, Tenant shall deliver to Landlord Tenant’s financial statements (which shall be audited if available and which shall be for the latest available year and in any event for a year ended not more than fifteen (15) months prior to Landlord’s request). Such financial statements shall be delivered to Landlord’s mortgagees and lenders and prospective mortgagees, lenders and purchasers. Tenant represents and warrants to Landlord that each such financial statement shall be true and accurate as of the date of such statement.
17.17 LANDLORD’S ENFORCEMENT EXPENSES
     Unless prohibited by applicable law, the Tenant agrees to pay to the Landlord the amount of all fees and expenses (including, without limitation, attorneys’ fees and costs) incurred by the Landlord arising out of or resulting from any act or omission by the Tenant with respect to this Lease or the Premises, including without limitation, any breach by the Tenant of its obligations hereunder, irrespective of whether Landlord resorts to litigation as a result thereof.
17.18 INTENTIONALLY DELETED.
17.19 NO SURRENDER
     The delivery of keys to any employee of Landlord or to Landlord’s agents or employees shall not operate as a termination of this Lease or a surrender of the Premises.
17.20 COVENANT OF QUIET ENJOYMENT
     Subject to the terms and provisions of this Lease and on payment of the Rent, and other sums due hereunder and compliance with all of the terms and provisions of this Lease, Tenant shall lawfully, peaceably, and quietly have, hold, occupy, and enjoy the Premises during the term hereof, without hindrance or ejection by Landlord or by any persons claiming under Landlord. The foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied.
17.21 NO PERSONAL LIABILITY OF THE LANDLORD
     The Tenant agrees to look solely to Landlord’s then-equity interest in the Building and the Lot at the time owned, for recovery of any judgment from Landlord; it being specifically agreed that neither Landlord (whether Landlord be a manager, member, individual, partnership, firm, corporation, limited liability company, trustee, fiduciary, or other entity) nor any partner, member, officer, trustee, manager, fiduciary, beneficiary, shareholder or director of Landlord, nor any trust of which any person holding Landlord’s interest is trustee nor any successor in interest to any of the foregoing shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The covenants of Landlord contained in this Lease shall be binding upon Landlord and Landlord’s successors only with respect to breaches occurring during Landlord’s and Landlord’s successors’ respective periods of ownership of Landlord’s interest hereunder.
17.22 NOTICES
     Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant, such notice shall be in writing and shall be delivered by hand or sent by registered or certified mail, postage prepaid or by so-called “express” mail (such as Federal Express or U.S. Postal Service Express Mail):
     If intended for Landlord, addressed to at the address set forth in Section 1.2 with a copy to DLA Piper LLP (US), 33 Arch Street, 26th Floor, Boston, MA 02110, Attention: Barbara A. Trachtenberg, or to such other addresses as may from time to time hereafter be designated by Landlord by like notice.
     If intended for Tenant, addressed to Tenant at the address set forth on the first page of this Lease, with a copy to the Premises, or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice.
     All such notices shall be effective upon delivery, attempted delivery, or refusal, whichever occurs first, at the address or addresses of the intended recipient, as set forth above.
17.23 ANTI-TERRORISM REPRESENTATIONS
     Tenant represents and warrants to Landlord that: (a) Tenant is not, and shall not during the Term of this Lease become, a person or entity with whom Landlord is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto, including, without limitation, persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List (collectively, “Prohibited Persons”); and (b) Tenant is not currently conducting any business or engaged in any transactions or dealings, or otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises; and (c) Tenant will not in the future during the Term of this Lease engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises; and (d) Tenant shall provide a written list of the names of the persons holding a direct ownership interest in the Tenant for purposes of compliance with Presidential Executive Order 13224 (issued September 24, 2001). The provisions of this Section 17.23 shall survive the expiration or earlier termination of this Lease.
17.24 CONFIDENTIALITY
     Tenant agrees this Lease and the terms hereof, shall be treated as confidential and will not be disclosed to anyone in any fashion by Tenant, except to its affiliates, lenders, employees, attorneys, accountants, other professionals and agents, each of whom shall agree to keep this Lease and the terms hereof confidential, unless specifically agreed to by Landlord in writing. The provisions of this Section 17.24 shall survive the expiration or earlier termination of this Lease.
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     IN WITNESS WHEREOF, the parties hereto have executed this instrument under seal as of the date set forth in Section 1.2, above.

LANDLORD: TWO FINANCIAL CENTER, LLC
By:	Lincoln ASB Two Financial, LLC, Its Sole Member

By:	Lincoln-Two Financial LLC, Its Managing Member

By:	Lincoln Non-Member Manager, Inc. Its Manager

By:	/s/ W. Frank Cofer
	Name:	W. Frank Cofer
	Title:	Senior Vice President

TENANT: THE MANAGEMENT NETWORK GROUP, INC.
By:	/s/ Don Klumb
	Name:	Don Klumb
	Title:	CFO

Signature Page to Lease